File Pursuant to Rule 424(b)(5)
Registration No. 333-133170
Registration No. 333-133170-01
Prospectus Supplement to Prospectus dated July 30, 2009

World Financial Network Credit Card Master Note Trust
Issuing Entity

WFN Credit Company, LLC Depositor	World Financial Network National Bank Sponsor and Servicer

$500,000,000 Series 2009-B Asset Backed Notes

	Class A Notes	Class M Notes(1)	Class B Notes(1)	Class C Notes(1)

Principal amount	$395,000,000	$18,750,000	$23,750,000	$62,500,000
Interest rate	3.79% per year	0.00% per year	0.00% per year	0.00% per year
Interest distribution dates	monthly on the 15th,	monthly on the 15th,	monthly on the 15th,	monthly on the 15th,
	beginning September 15, 2009	beginning September 15, 2009	beginning September 15, 2009	beginning September 15, 2009
Expected principal	July 2012	July 2012	July 2012	July 2012
payment date	distribution date	distribution date	distribution date	distribution date
Price to public	$394,914,522.00 (or 99.97836%)	$15,887,553.75 (or 84.73362%)	$19,287,766.88 (or 81.21165%)	$48,662,437.50 (or 77.85990%)
Underwriting discount	$1,678,750.00 (or 0.42500%)	N/A	N/A	N/A
Proceeds to issuing entity	$393,235,772.00 (or 99.55336%)	$15,887,553.75 (or 84.73362%)	$19,287,766.88 (or 81.21165%)	$48,662,437.50 (or 77.85990%)

(1)	Affiliates of the depositor will purchase all of the Class M notes, the Class B notes and the Class C notes. No underwriting discount will be paid to the underwriters in respect of the Class M notes, the Class B notes and the Class C notes purchased by such affiliates.

On the closing date, the Class A notes will be eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility, subject to those considerations discussed under “Risk Factors – Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes” in this prospectus supplement.

The notes will be paid from the issuing entity’s assets consisting primarily of an interest in receivables in a portfolio of private label revolving credit card accounts owned by World Financial Network National Bank.

The Class M notes are subordinate to the Class A notes. The Class B notes are subordinate to the Class A notes and the Class M notes. The Class C notes are subordinate to the Class A notes, the Class M notes and the Class B notes. Each class of notes benefits from credit enhancement in the form of subordination of any junior classes of notes, the cash collateral account and, for the benefit of the Class C notes, a spread account.

We expect to issue your series of notes on or about August 13, 2009.

You should consider carefully the risk factors beginning on page S-14 in this prospectus supplement and page 8 in the prospectus.

A note is not a deposit and neither the notes nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes are obligations of World Financial Network Credit Card Master Note Trust only and are not obligations of WFN Credit Company, LLC, World Financial Network National Bank or any other person.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Underwriters of the Series 2009-B Class A notes

Wells Fargo Securities

RBS
Barclays Capital
BofA Merrill Lynch
J.P. Morgan
RBC Capital Markets

August 5, 2009

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus
     We (WFN Credit Company, LLC) provide information to you about the notes in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (b) this prospectus supplement, which describes the specific terms of your series of notes.
     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted.
     We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.
European Economic Area
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:
     (i) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
     (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead Underwriters; or
     (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of notes shall require the issuing entity or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
     For the purposes of the preceding paragraph, (i) “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

i

ii

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Summary of Terms

Issuing Entity:	World Financial Network Credit Card Master Note Trust

Depositor:	WFN Credit Company, LLC

Sponsor and Servicer:	World Financial Network National Bank

Sub-Servicer:	ADS Alliance Data Systems, Inc.

Indenture Trustee:	The Bank of New York Mellon Trust Company, N.A.

Owner Trustee:	U.S. Bank Trust National Association

Expected Closing Date:	August 13, 2009

Clearance and Settlement:	DTC/Clearstream/Euroclear*

Denominations:	Minimum $1,000, and, in the case of the Class A notes, in integral multiples of $1,000, and in the case of the Class M, B and C notes, in integral multiples of $1

Servicing Fee Rate:	2% per year

Primary Assets of the Issuing Entity:	An interest in receivables originated in private label revolving credit card accounts owned by World Financial Network National Bank

*	The Class M, Class B and Class C notes purchased by affiliates of the depositor will be issued in definitive form.
Series 2009-B

Class	Amount	% of Series 2009-B Notes
Class A notes	$395,000,000	79.00%
Class M notes	$18,750,000	3.75%
Class B notes	$23,750,000	4.75%
Class C notes	$62,500,000	12.50%

Total	$500,000,000	100.00%

Series 2009-B

	Class A	Class M	Class B	Class C
Principal Amount:	$395,000,000	$18,750,000	$23,750,000	$62,500,000
Anticipated Ratings: (1)	AAA/AAA/AAA	AA/AA/AA	A/A+/A	BBB/BBB/BBB
(Standard & Poor’s/ Fitch/DBRS)
Credit Enhancement:	subordination of Class M, Class B and Class C notes and cash collateral account	subordination of Class B and Class C notes and cash collateral account	subordination of Class C notes and cash collateral account	spread account and cash collateral account
Interest Rate:	3.79% per year	0.00% per year	0.00% per year	0.00% per year
Interest Accrual Method:	30/360	30/360	30/360	30/360
Interest Distribution Dates:	monthly (15th), beginning September 15, 2009	monthly (15th), beginning September 15, 2009	monthly (15th), beginning September 15, 2009	monthly (15th), beginning September 15, 2009
Commencement of Accumulation Period (subject to adjustment):	July 1, 2011	July 1, 2011	July 1, 2011	July 1, 2011
Expected Principal Payment Date:	July 2012 distribution date	July 2012 distribution date	July 2012 distribution date	July 2012 distribution date
Final Maturity Date:	May 2016 distribution date	May 2016 distribution date	May 2016 distribution date	May 2016 distribution date
ERISA eligibility:	Yes, subject to important considerations described under “ERISA Considerations” in the accompanying prospectus.
Debt for United States Federal Income Tax Purposes:	Yes, subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus.

(1)	It is a condition to issuance that the indicated ratings from both Standard & Poor’s and Fitch be obtained for the Class A notes and that one of the indicated ratings be obtained for the Class M notes, the Class B notes and the Class C notes.

Structural Summary

This summary is a simplified presentation of the major structural components of Series 2009-B. It does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire document and the accompanying prospectus before you purchase any notes.
Issuing Entity
The notes will be issued by World Financial Network Credit Card Master Note Trust, a Delaware statutory trust, under an indenture supplement to an indenture, each between the issuing entity and the indenture trustee.
The indenture trustee is The Bank of New York Mellon Trust Company, N.A.
Collateral for the Notes
The Series 2009-B notes will be secured by a beneficial interest in a pool of receivables that arise under World Financial Network National Bank’s private label revolving credit card accounts.
The bank has designated all eligible accounts from a number of merchant programs in its portfolio of private label credit card accounts and has transferred the receivables in those accounts either directly to World Financial Network Credit Card Master Trust or to us. We have, in turn, transferred the receivables sold to us by the bank to World Financial Network Credit Card Master Trust. We refer to the accounts that have been designated as trust accounts as the trust portfolio. World Financial Network Credit Card Master Trust has issued a collateral certificate representing an interest in the receivables and the other assets of World Financial Network Credit Card Master Trust to us. We have transferred that collateral certificate to the issuing entity and that collateral certificate serves as collateral for the notes.
The following information regarding the trust portfolio is as of June 30, 2009:
•	total receivables: $3,259,964,960

•	principal receivables: $3,146,335,549

•	finance charge receivables: $113,629,411

•	total accounts designated to World Financial Network Credit Card Master Trust: 47,939,354
     As of June 30, 2009:
•	The accounts designated for the trust portfolio had an average principal receivables balance per active account of $372 and an average credit limit of $1,013.

•	The percentage of the aggregate principal receivables balance to the aggregate total credit limit was 6.8%.

•	The average age of the accounts was approximately 43 months.
Addition of Assets to the Trust
When an account has been designated as a trust account, World Financial Network National Bank continues to own the account, but we buy all receivables existing at the time of designation or created later and transfer them to the trust. The bank has the option to designate additional eligible accounts as trust accounts from time to time. If the volume of additional accounts designated exceeds specified periodic limitations, then additional new accounts can only be designated if the Rating Agency Condition is satisfied. See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a more detailed description of the limitations on our ability to designate additional accounts. In addition, the bank is required to designate additional accounts as trust accounts if the amount of principal receivables held by the trust falls below a specified minimum, as more fully described in “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus.
Removal of Assets from the Issuing Entity
     Optional Removals
We have the option to remove accounts from the list of designated accounts and to repurchase the related receivables from the trust in two circumstances. First, when the trust holds excess receivables, we may remove and repurchase on a random basis, subject to the satisfaction of the Rating Agency Condition. Second, some retailers have the right to purchase receivables relating to their credit card programs if those programs are terminated. If a retailer exercises this right, we will remove and repurchase the related accounts and receivables and are not required to satisfy the Rating Agency Condition. See “The Trust Portfolio — Removal of Accounts” in the accompanying prospectus for a more detailed description of our right to remove accounts.
For a discussion of certain risks arising from the termination by a retailer of its credit card program, see “Risk Factors — Termination of Certain Private Label Credit Card Programs Could Lead to a Reduction of Receivables in the Trust” in the accompanying prospectus.
     Required Removals
We are required to repurchase receivables from the trust if it is discovered that they did not satisfy eligibility requirements in some material respect at the time that we transferred them to the trust, and the ineligibility results in a charge-off or in impairment of the trust’s rights in the receivables or their proceeds. Similarly, the servicer is required to purchase receivables from the trust if the servicer fails to satisfy any of its obligations in connection with the transferred receivables or trust accounts, and the failure results in a material impairment of the receivables or subjects their proceeds to a conflicting lien. These repurchase and purchase obligations are subject to cure periods and are more fully described in “The Trust Portfolio — Representations and Warranties of the Depositor” and “The Servicer — Servicer’s Representations and Warranties” in the accompanying prospectus.
World Financial Network Credit Card Master Trust
World Financial Network Credit Card Master Trust is a common law trust formed by the bank in 1996 under a pooling and servicing agreement that has been amended and may in the future be amended from time to time. The August 2001 amendment, among other things, designated us as transferor in replacement of World Financial Network National Bank. The bank has transferred some of the private label credit card receivables directly to World Financial Network Credit Card Master Trust under the pooling and servicing agreement prior to its amendment, and we have transferred the receivables sold to us by the bank under a receivables purchase agreement to World Financial Network Credit Card Master Trust under the pooling and servicing agreement.
The trustee for World Financial Network Credit Card Master Trust is The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., successor to BNY Midwest Trust Company.
At any time when no series of investor certificates issued by World Financial Network Credit Card Master Trust is outstanding, other than the collateral certificate held by the issuing entity, we may cause World Financial Network Credit Card Master Trust to terminate, at which time the receivables will be transferred to the issuing entity and held directly by the issuing entity as collateral for the notes.
We refer to the entity — either World Financial Network Credit Card Master Trust or the issuing entity — that holds the receivables at any given time as the trust.
Other Claims on the Receivables
     Other Series of Notes
The issuing entity has issued other series of notes and may issue other series of notes from time to time in the future. A summary of the series of notes expected to be outstanding on the closing date is in “Annex I: Other Series of Securities Issued and Outstanding,” which is included at the end of this prospectus supplement and is incorporated in this prospectus supplement.
On February 19, 2009, Moody’s Investors Service announced that it downgraded the ratings of the Series 2004-C notes, the Series 2006-A notes and the Series 2002-VFN notes issued by the issuing entity. The issuing entity has issued additional series of notes subsequent to such rating action that have not been rated by Moody’s.
For the Series 2004-C and Series 2006-A, the Class A notes were downgraded from Aaa to Aa2, the Class M notes were downgraded from Aa2 to A3, the Class B notes were downgraded from A2 to Baa3, and the Class C notes were downgraded from Baa2 to Ba3. For the Series 2002-VFN, the Class M notes were downgraded from A2 to Baa3 and the Class B notes were downgraded from Baa2 to Ba3. The downgrade was based on Moody’s concerns that World Financial Network National Bank may have difficulty accessing the capital markets in the current economic environment and Moody’s view that the current, consumer-led downturn in the economy may have a more pronounced effect on companies with significant exposure to either the retail sector, subprime obligors, or both. Moody’s believes that the performance on private label credit card portfolios is particularly susceptible to downturns in the economy.
Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of notes. No new series of notes may be issued unless we satisfy the conditions described in “Description of the Notes — New Issuances of Notes” in the accompanying prospectus, including that:
•	the Rating Agency Condition is satisfied;

•	we certify, based on facts known to the certifying officer, that the new issuance will not cause an early amortization event or an event of default or materially and adversely affect the amount or timing of distributions to be made to any class of noteholders;

•	after giving effect to the new issuance, the transferor amount would not be less than the minimum transferor amount and the amount of aggregate principal receivables held by the trust, together with any amount on deposit in the excess funding account, would not be less than the required principal balance; and

•	we deliver an opinion with respect to certain tax matters.
     Outstanding Series of Investor Certificates
Other than the collateral certificate, there will be no series of investor certificates issued by World Financial Network Credit Card Master Trust that remain outstanding on the closing date. Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of investor certificates.
     The Transferor Interest
We own the interest, called the transferor interest, in the receivables and the other assets of the trust not supporting your series or any other series of notes or investor certificates. The transferor interest does not provide credit enhancement for your series or any other series. The amount of the transferor interest at any time is called the transferor amount and is calculated as described in “Glossary of Terms for Prospectus” in the accompanying prospectus. We are required to maintain a minimum transferor amount, which is calculated as described in “Glossary of Terms for Prospectus.” See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a description of the circumstances in which we will be required to designate additional accounts as trust accounts if the transferor amount falls below the minimum transferor amount.
Allocations of Collections and Losses
Your notes represent the right to payments from a portion of the collections on the receivables. The servicer will also allocate to your series a portion of defaulted receivables and would also allocate a portion of the dilution on the receivables to your series if the dilution is not offset by the transferor amount and the depositor fails to comply with its obligation to compensate the trust for the dilution. Dilution means any reduction to the principal amounts of receivables made by the servicer because of merchandise returns or any other reason except losses or payments.
The portion of collections, defaulted receivables and uncovered dilution allocated to your series will be based mainly upon the ratio of the amount of collateral for your series to the sum of the total amount of principal receivables in the trust. The way this ratio is calculated will vary during each of three periods that may apply to your notes:
•	The revolving period, which will begin on the closing date and end when either of the other two periods begins.

•	The controlled accumulation period, which is scheduled to begin on July 1, 2011, but which may begin later, and end when the notes have been paid in full. However, if an early amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and an early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, the controlled accumulation period will end, and an early amortization period will begin.

•	The early amortization period, which will only occur if one or more adverse events, known as early amortization events, occurs.
For most purposes, the collateral amount used in determining these ratios will be reset no less frequently than at the end of each monthly period. References in this prospectus supplement to the monthly period related to any distribution date refer to the calendar month preceding that distribution date, or, in the case of the September 2009 distribution date, the period from the closing date through and including the last day of August 2009. However, for allocations of principal collections during the controlled accumulation period or the early amortization period, the collateral amount at the end of the revolving period will be used, unless we request a decrease, and the Rating Agency Condition is satisfied.
The collateral amount for your series is:
•	the original principal amount of the Series 2009-B notes, minus

•	principal payments on the Series 2009-B notes (other than principal payments made from funds on deposit in the spread account) and the balance held in the principal accumulation account for principal payments, minus

•	the amount of any principal collections reallocated to cover interest and servicing payments for your series, minus

•	your series’ share of defaults and uncovered dilution to the extent not reimbursed from finance charge collections, investment earnings allocated to your series and amounts on deposit in the cash collateral account.
A reduction to the collateral amount because of reallocated principal collections, defaults or uncovered dilution will be reversed to the extent that your series has available finance charge collections and investment earnings in future periods.
Application of Finance Charge Collections
The issuing entity will apply your series’ share of collections of finance charge receivables, recoveries and investment earnings each month in the following order of priority:
•	to pay interest on the Class A notes;

•	to pay interest on the Class M notes;

•	to pay interest on the Class B notes;

•	to pay the servicing fee for your series (to the extent not retained by the servicer during the month);

•	to pay interest on the Class C notes;

•	to cover your series’ share of defaults and uncovered dilution;

•	to cover reductions in your series’ collateral amount resulting from defaults and uncovered dilution allocated to your series and from reallocated principal collections, in each case that have not been reimbursed;

•	to make a deposit, if needed, to the cash collateral account up to the required cash collateral amount;

•	to fund, in limited circumstances, a reserve account to cover interest payment shortfalls for the Series 2009-B notes during the controlled accumulation period, up to the required reserve account amount;

•	to make a deposit, if needed, to the spread account up to the required spread account amount;

•	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

•	to other series that share excess finance charge collections with Series 2009-B or to us or our assigns.
Application of Principal Collections
The issuing entity will apply your series’ share of collections of principal receivables each month as follows:
     Revolving Period
During the revolving period, no principal will be paid or accumulated in a trust account for you.
     Controlled Accumulation Period
During the controlled accumulation period, your series’ share of principal collections will be deposited in a trust account, up to a specified deposit amount on each distribution date. Unless an early amortization event occurs, amounts on deposit in that account will be paid on the expected principal payment date, first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.
     Early Amortization Period
An early amortization period for your series will start if an early amortization event occurs. The early amortization events for your series are described below in this summary, under “Description of Series Provisions — Early Amortization Events” in this prospectus supplement and under “Description of the Notes — Early Amortization Events” in the accompanying prospectus. During the early amortization period, your series’ share of principal collections will be paid monthly, first to the Class A noteholders, second to the Class M noteholders, third to the Class B noteholders and fourth to the Class C noteholders, in each case until the specified class of notes is paid in full.
     Reallocation of Principal Collections
During any of the above periods, principal collections allocated to your series may be reallocated, if necessary, to make required payments of interest on the Class A notes, the Class M notes and the Class B notes, and monthly servicing fee payments not made from your series’ share of finance charge collections, other amounts treated as finance charge collections and excess finance charge collections available from other series that share with your series. This reallocation is one of the ways that the more senior classes of notes obtain the benefit of subordination, as described under the caption “ — Credit Enhancement” below. The amount of reallocated principal collections is limited by the amount of available subordination.
     Shared Principal Collections
At all times, collections of principal receivables allocated to your series that are not needed for payments on your series will first be made available to other series, second, deposited in the excess funding account, if needed, and third, paid to us or our assigns. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.
Interest on the Notes
Each class of notes will accrue interest from and including the closing date to but excluding September 15, 2009, and for each following interest period at the applicable rate set forth on the cover page of this prospectus supplement. Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date. Interest will be calculated based on a 360-day year of twelve 30-day months (or, in the case of the first interest period, a 32-day period and a 360-day year).
Credit Enhancement
Credit enhancement for your series includes subordination and a cash collateral account as described below. A spread account also provides credit enhancement primarily for the benefit of the Class C notes.
Credit enhancement for your series is for your series’ benefit only, and you are not entitled to the benefits of credit enhancement available to other series.
     Subordination
Credit enhancement for the Class A notes includes the subordination of the Class M notes, the Class B notes and the Class C notes. Credit enhancement for the Class M notes includes the subordination of the Class B notes and the Class C notes. Credit enhancement for the Class B notes includes the subordination of the Class C notes. Subordination serves as credit enhancement in the following way. The more subordinated, or junior, classes of notes will not receive payment of interest or principal until required payments have been made to the more senior classes. As a result, subordinated classes will absorb any shortfalls in collections or deterioration in the collateral for the notes prior to senior classes.
     Cash Collateral Account
A cash collateral account will provide additional credit enhancement for your series. On the closing date, we will deposit $20,000,000 (which amount represents 4.0% of the collateral amount of the Series 2009-B notes on the closing date) into the cash collateral account. Deposits into the cash collateral account will be made each month, as needed, from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required cash collateral account amount as described under “Description of Series Provisions — Required Cash Collateral Amount.” The cash collateral account will be used to make payments on the notes if finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series are insufficient to make required payments. The required cash collateral amount is calculated as described under “Description of Series Provisions — Required Cash Collateral Amount.”
     Spread Account
A spread account will provide additional credit enhancement for your series, primarily for the benefit of the Class C notes. The spread account initially will not be funded. Deposits into the spread account will be made each month from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required spread account amount, as described under “Description of Series Provisions — Spread Account.”
The spread account will be used to make interest payments on the Class C notes if finance charge collections allocated to your series, other amounts treated as finance charge collections, excess finance charge collections available from other series and amounts withdrawn from the cash collateral account are insufficient to make those payments.
Unless an early amortization event occurs, the amount, if any, remaining on deposit in the spread account on the expected principal payment date for the Series 2009-B notes, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes, to the extent that the Class C notes have not been paid in full after application of all principal collections on that date. Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid.
In addition, on any day after the occurrence of an event of default with respect to Series 2009-B and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.
Early Amortization Events
The issuing entity will begin to repay the principal of the notes before the expected principal payment date if an early amortization event occurs. An early amortization event will occur if the finance charge collections on the receivables are too low or if defaults are too high. The minimum amount that must be available for payments to your series in any month, referred to as the base rate, is the sum of the interest payable on the Series 2009-B notes, plus your series’ share of the servicing fee for the related monthly period, all divided by the sum of the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that period. If the average portfolio yield for your series, calculated as described in the following sentence, for any three consecutive monthly periods is less than the average base rate for the same three consecutive monthly periods, an early amortization event will occur. The portfolio yield for your series for any monthly period will be the result, expressed as a percentage, of the amount of finance charge collections and other amounts treated as finance charge collections allocated to your series for that monthly period, other than excess finance charge collections, net of the amount of defaulted principal receivables and uncovered dilution allocated to your series for that monthly period, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period. See “Description of Series Provisions — Early Amortization Events.”
The other early amortization events are:
•	Our failure to make required payments or deposits or material failure to perform other obligations, subject to applicable grace periods;

•	Material inaccuracies in our representations and warranties subject to applicable grace periods;

•	The Series 2009-B notes are not paid in full on the expected principal payment date;

•	Bankruptcy, insolvency or similar events relating to us or the bank (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus);

•	We are unable to transfer additional receivables to the trust or the bank is unable to transfer additional receivables to us;

•	We do not transfer receivables in additional accounts or participations to the trust when required;

•	Material defaults of the servicer;

•	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” under the Investment Company Act of 1940; or

•	An event of default occurs for the Series 2009-B notes and their maturity date is accelerated.
Events of Default
The Series 2009-B notes are subject to events of default described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus. These include:
•	Failure to pay interest on the Series 2009-B notes for 35 days after it is due;

•	Failure to pay principal on the Series 2009-B notes when it becomes due and payable on the final maturity date for the Series 2009-B notes;

•	Bankruptcy, insolvency or similar events relating to the issuing entity (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus); and

•	Material failure by the issuing entity to perform its obligations under the indenture, subject to applicable grace periods.
In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2009-B notes automatically will become immediately due and payable (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus). If any other event of default occurs and continues with respect to the Series 2009-B notes, the indenture trustee or holders of more than 50% of the then-outstanding principal amount of the Series 2009-B notes may declare the principal amount of the Series 2009-B notes to be immediately due and payable. These declarations may be rescinded by holders of more than 50% of the then-outstanding principal amount of the Series 2009-B notes if the related event of default has been cured, subject to the conditions described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus.
After an event of default and the acceleration of the Series 2009-B notes, funds allocated to Series 2009-B and on deposit in the collection account, the excess funding account and the other trust accounts will be applied to pay principal of and interest on the Series 2009-B notes to the extent permitted by law. Principal collections and finance charge collections allocated to Series 2009-B will be applied to make monthly principal and interest payments on the Series 2009-B notes until the earlier of the date those notes are paid in full or the final maturity date of those notes. If the Series 2009-B notes are accelerated or the issuing entity fails to pay the principal of the Series 2009-B notes on the final maturity date, subject to the conditions described in the accompanying prospectus under “Description of the Notes — Events of Default; Rights upon Event of Default”, the indenture trustee may, if legally permitted, cause the trust to sell (i) principal receivables in an amount equal to the collateral amount for Series 2009-B and (ii) the related finance charge receivables.
Optional Redemption
The servicer has the option to purchase your notes when the outstanding principal amount for your series has been reduced to 5% or less of the initial principal amount. See “Description of the Notes — Final Payment of Principal” in the accompanying prospectus.
Servicing and Servicer’s Fee
The servicer for the trust is World Financial Network National Bank. World Financial Network National Bank, as servicer, receives a fee for its servicing activities. The share of the servicing fee allocable to Series 2009-B for each payment date will be equal to one-twelfth of the product of (a) 2% and (b) the collateral amount for Series 2009-B on the last day of the prior monthly period. However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period. The servicing fee allocable to Series 2009-B for each payment date will be paid from your series share of collections of finance charge receivables, recoveries and investment earnings each month as described in “ — Application of Finance Charge Collections” above and in “Description of Series Provisions — Application of Finance Charge Collections.”
Tax Status
Subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer Brown LLP as tax counsel to the issuing entity, is of the opinion that under existing law the Series 2009-B notes (other than notes retained by the bank or by a person disregarded as an entity separate from the bank) will be characterized as debt for federal income tax purposes and that neither World Financial Network Credit Card Master Trust nor the issuing entity will be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Series 2009-B note, you will agree to treat your Series 2009-B notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.
ERISA Considerations
Subject to important considerations described under “ERISA Considerations” in the accompanying prospectus, the Series 2009-B notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. If you are contemplating purchasing the Series 2009-B notes on behalf of or with plan assets of any plan or account, we suggest that you consult with counsel regarding whether the purchase or holding of the Series 2009-B notes could give rise to a transaction prohibited or not otherwise permissible under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code. Each purchaser that purchases a Series 2009-B note will be deemed to represent and warrant that either it is not acquiring the note with assets of (or on behalf of) a benefit plan or any other plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or to a law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code or its purchase, holding and disposition of the note will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Internal Revenue Code or any substantially similar applicable law. See “ERISA Considerations” in the accompanying prospectus.
Risk Factors
There are material risks associated with an investment in the Series 2009-B notes, and you should consider the matters set forth under “Risk Factors” beginning on page S-14 below and on page 8 of the accompanying prospectus.
Term Asset-Backed Securities Loan Facility Considerations
On the closing date, the Class A notes will be eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility, subject to those considerations discussed under “Risk Factors – Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes” in this prospectus supplement.
You should refer to “TALF Considerations” and “Risk Factors – Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes” in this prospectus supplement. If you are an investor intending to pledge the Class A notes as collateral for loans borrowed from the Federal Reserve Bank of New York under its Term Asset-Backed Securities Loan Facility, you are encouraged to consult with your financial and legal advisers regarding the program requirements of, eligibility for, and related legal and economic risks in connection with, loans under the Term Asset-Backed Securities Loan Facility.

Ratings
It is a condition to the issuance of the Series 2009-B notes that the ratings from both Standard & Poor’s and Fitch set forth for the Class A notes and one of the ratings set forth for the Class M notes, the Class B notes and the Class C notes in the “Summary of Terms” above be obtained.
Any rating assigned to the notes by a credit rating agency will reflect the rating agency’s assessment solely of the likelihood that noteholders will receive the payments of interest and principal required to be made under the terms of the series and will be based primarily on the value of the receivables in the trust and the credit enhancement provided. The rating is not a recommendation to purchase, hold or sell any notes. The rating does not constitute a comment as to the marketability of any notes, any market price or suitability for a particular investor. Ratings on the notes will be monitored by the rating agencies that are rating the notes while the notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time.
WFN Credit Company, LLC
Our address is 220 West Schrock Road, Westerville, Ohio 43801. Our phone number is (614) 729-5044.

Application of Collections of Finance Charges
and Principal Payments Received by World Financial Network National Bank as
Servicer of World Financial Network Credit Card Master Trust

Application of Series 2009-B Finance Charge Collections	Application of Series 2009-B Available Principal Amounts

This prospectus supplement uses defined terms. You can find a glossary of terms under the caption “Glossary of Terms for Prospectus Supplement” beginning on page S-44 in this prospectus supplement and under the caption “Glossary of Terms for Prospectus” beginning on page 88 in the accompanying prospectus.
Risk Factors
     In addition to the risk factors described in the prospectus, you should consider the following risk factors before deciding to purchase the Series 2009-B notes.

Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes	On the closing date, the Class A notes will be eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). Under TALF, subject to the program terms and conditions, the Federal Reserve Bank of New York (the “FRBNY”) may make loans secured by eligible asset-backed securities to eligible borrowers on a limited recourse basis. However, the FRBNY is under no obligation to extend credit to investors requesting TALF loans. The FRBNY has expressly reserved the right to change the terms and conditions of the TALF program, including the size of the program, pricing, loan maturity, collateral haircuts, and asset and borrower eligibility requirements.

Although the Class A notes will be eligible collateral for TALF on the closing date, as discussed under “TALF Considerations” in this prospectus supplement, there can be no assurance that the Class A notes will be eligible collateral for new TALF loans sought at any time after the closing date (or TALF loans sought to be assigned after the closing date), including due to changes in the terms and conditions of the TALF program or the characteristics of the notes or receivables. For example, if any rating for the Class A notes were to be lowered or withdrawn by Standard & Poor’s or Fitch, were assigned a credit rating below the highest investment grade rating category from any other TALF-eligible nationally recognized statistical rating organization or were placed on review or watch for downgrade, then the Class A notes would no longer constitute eligible collateral, and an investor would not be able to obtain a new TALF loan secured by the Class A notes or assign a TALF loan secured by the Class A notes subsequent to such ratings action. Neither the sponsor nor the issuing entity is obligated to take actions to maintain the ratings assigned to the Class A notes or to otherwise maintain the eligibility of the Class A notes to be pledged as collateral under TALF.

A potential investor holding eligible collateral that wishes to borrow under TALF must, among other things, comply with the terms and conditions of the TALF program, satisfy certain eligibility requirements and enter into arrangements with a primary dealer that will act as an agent for that investor in connection with the related TALF loan. None of the sponsor, the depositor, the issuing entity or any of their subsidiaries or affiliates can give you any assurances that you will be an eligible borrower or that you will be able to borrow any funds under TALF.

If you intend to obtain a TALF loan to finance your investment but are unable to do so, you may have limited or no alternative financing options and your expected return on your investment in the Class A notes may be significantly reduced. Additionally, if the Class A notes cease to be eligible collateral under TALF or if the terms of the TALF program change, those changes may cause the Class A notes to become less attractive to potential purchasers of the Class A notes. Further, the FRBNY has indicated that assignment of TALF loans to other eligible borrowers may only occur with the consent of the FRBNY and prior to the expiration of the TALF program, which is scheduled to expire on December 31, 2009 unless extended by the FRBNY. As a result of the foregoing, you may not be able to sell your Class A notes when you want to do so or you may not be able to obtain the price that you wish to receive. See “Risk Factors — It may not be possible to find an investor to purchase your notes” in the accompanying prospectus.

For more information about the Class A notes and TALF, see “TALF Considerations” in this prospectus supplement. However, this prospectus supplement does not purport to describe all the requirements of participation in the TALF program or the associated risks or the availability or advisability of financing an investment in the Class A notes with loans from the FRBNY under TALF. Potential investors in the Class A notes should consult with their own financial and legal advisors with respect to the program requirements of, eligibility for, and related legal and economic risk in connection with, TALF loans.

Payment of the principal amount of the Class A notes may occur later than the maturity date of a related TALF loan	If you have financed your investment in the Class A notes through a TALF loan, you must either repay the loan no later than the maturity date of the loan or surrender the Class A notes to the FRBNY, in lieu of repaying the outstanding principal of or interest on the TALF loan. We expect, but cannot assure you, that the amounts on deposit in the principal accumulation account on the expected principal payment date will be sufficient to pay the full principal amount of the Class A notes. If there are not sufficient funds on deposit in the principal accumulation account to pay the Class A notes in full on the expected principal payment date, payment of your Class A notes could occur later than the maturity date of a related TALF loan. See “Maturity Considerations” in this prospectus supplement. Consequently, you may incur a loss on your investment in the Class A notes or a reduced return on your investment if your Class A notes remain outstanding at the time a related TALF loan matures and you are unable to refinance that loan.

Payments on the Class M notes are subordinate to payments on the Class A notes	If you buy Class M notes, your interest payments will be subordinate to interest payments on the Class A notes, and your principal payments will be subordinate to principal payments on the Class A Notes as follows:
•	You will not receive any interest payments on your Class M notes on any distribution date until the full amount of interest then payable on the Class A notes has been paid in full.

•	In addition, you will not receive any principal payments on your Class M notes on any distribution date until the entire principal amount of the Class A notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class M notes before reducing payments on the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class B notes and the Class C notes, then the Class M notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A noteholders until the outstanding principal amount of the Class A notes and all accrued and unpaid interest payable to the Class A noteholders have been paid in full before any payments would be made to the Class M noteholders.

Payments on the Class B notes are subordinate to payments on the Class A notes and the Class M notes	If you buy Class B notes, your interest payments will be subordinate to interest payments on the Class A notes and the Class M notes, and your principal payments will be subordinate to principal payments on the Class A notes and the Class M notes as follows:
•	You will not receive any interest payments on your Class B notes on any distribution date until the full amount of interest then payable on the Class A notes and the Class M notes, in each case, has been paid in full.

•	In addition, you will not receive any principal payments on your Class B notes on any distribution date until the entire principal amount of the Class A notes and the Class M notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class B notes before reducing payments on the Class M notes or the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes and then to the Class M notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class B noteholders.

Payments on the Class C notes are subordinate to payments on the Class A notes, the Class M notes and the Class B notes	If you buy Class C notes, your interest payments will be subordinate to interest payments on the Class A, the Class M notes and the Class B notes, and your principal payments will be subordinate to principal payments on the Class A notes, Class M notes, and Class B notes as follows:
•	You will not receive any interest payments on your Class C notes on any distribution date until the full amount of interest then payable on the Class A notes, the Class M notes and the Class B notes has been paid in full.

•	In addition, except under the limited circumstances described under “Description of Series Provisions — Spread Account,” you will not receive any principal payments on your Class C notes on any distribution date until the entire principal amount of the Class A notes, the Class M notes and the Class B notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class C notes before reducing payments on the Class B notes, Class M notes or Class A notes. If the total amount of reductions to the collateral amount are not reimbursed from subsequent collections, then the Class C notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes and third to the Class B notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class C noteholders.

Recent changes to accounting standards could have an impact on the issuing entity, the depositor or the sponsor	Under current accounting standards a portion of the receivables is not consolidated on the balance sheet of the bank, the depositor, or any of their affiliates. One consequence of this accounting treatment is that none of the bank, the depositor, or any of their affiliates is required to include this portion of the receivables as an asset when calculating its minimum regulatory capital ratios or allowances for loan and lease losses.

On June 12, 2009, the FASB adopted significant changes to the principles that govern consolidation of entities like the issuing entity and whether a transfer of financial assets is a sale for accounting purposes. These new accounting principles are currently scheduled to take effect on January 1, 2010. If they do in fact take effect on that date, then the bank will likely be required to show as assets on its balance sheet all the receivables that it has transferred to us and will likely not be permitted to treat any transfer of receivables to us as a sale for accounting purposes.

Under such circumstances, the bank may not have the benefit of the FDIC rule stating that, if certain conditions are met, the FDIC will not use its repudiation power to reclaim, recover or recharacterize as property of an FDIC-insured institution any financial assets transferred by the bank in connection with a securitization transaction. For a discussion of risks that may affect noteholders if the rule does not apply see “Risk Factors—If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” and “The Issuing Entity—Conservatorship and Receivership; Bankruptcy” in the accompanying prospectus. In addition, if the bank no longer achieves sale treatment, its regulatory capital requirements may increase significantly.

It is not certain how bank regulatory authorities will respond to the implementation of these new accounting standards, or how the issuing entity, the bank or the depositor may be affected. The bank, the depositor and their affiliates are considering various options relating to these new accounting standards. Still, no assurance can be given that these new accounting standards would not have an adverse impact on the issuing entity, the bank or the depositor or the notes issued by the issuing entity.

The ratings for the notes are limited in scope, may not continue to be issued and do not consider the suitability of an investment in the securities for you	It is a condition to the issuance of the Series 2009-B notes that the ratings from both Standard & Poor’s and Fitch set forth for the Class A notes and one of the ratings set forth for the Class M notes, the Class B notes and the Class C notes in the “Summary of Terms” be obtained. The rating considers only the likelihood that the issuing entity will pay interest on time and will ultimately pay principal in full or make full distributions of the outstanding balance of the notes. A note rating is not a recommendation to buy, sell or hold the notes. Ratings on the notes may be lowered, qualified or withdrawn at any time after the notes are issued without notice from the issuing entity or the depositor. No one has an obligation to provide additional credit enhancement or to restore the original rating of any notes with respect to which a rating agency changes its rating or withdraws a rating in the future. A rating downgrade may reduce the price that a subsequent purchaser will be willing to pay for the notes. Ratings on the notes do not address the timing of distributions of principal on the notes prior to the applicable final scheduled payment date. The ratings do not consider the prices of the notes or their suitability to a particular investor.

If any rating for the Class A notes were to be lowered or withdrawn by Standard & Poor’s or Fitch, were assigned a credit rating below the highest investment grade rating category from any other TALF-eligible nationally recognized statistical rating organization or were placed on review or watch for downgrade, then the Class A notes would no longer constitute “eligible collateral” for purposes of TALF and an investor would not be able to obtain a new TALF loan secured by the Class A notes. See “—Loss of TALF eligibility or the lack of a TALF loan may adversely affect your financing options and be liquidity and market value of the Class A Notes” above.

The bankruptcy of a retailer included in the trust portfolio may affect the timing and amount of payments to you	Recently, the United States has experienced a period of economic slowdown. Rising unemployment and the continued lack of availability of credit has contributed to a decline in demand for many consumer products, including those sold at the retailers included in the trust portfolio. A prolonged economic slowdown may increase the risk that a retailer becomes subject to a voluntary or involuntary case under any applicable federal or state bankruptcy or other similar law. The bankruptcy of a retailer could lead to a significant decline in the amount of new receivables and could lead to increased delinquencies and defaults on the receivables associated with a retailer that is subject to a proceeding under bankruptcy or similar laws. Any of these effects of a retailer bankruptcy could result in the commencement of an early amortization period for one or more series of notes, including your series. If an early amortization event occurs, you could receive payment of principal sooner than expected. See “Maturity Considerations” in this prospectus supplement.

In addition, certain series of variable funding notes issued by the issuing entity are subject to early amortization based on triggers relating to the bankruptcy of retailers. The occurrence of an early amortization event for such series would significantly limit the bank’s ability to securitize additional receivables. See “Risk Factors—The bank depends on its ability to sell and securitize its credit card receivables to fund new receivables” in the accompanying prospectus.

Charge-offs are expected to increase and could reduce payments to you	The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio. The current deep economic recession and rising unemployment contributed to significant increases in net losses and delinquencies for 2008 and the first six months of 2009 compared to 2007. See “Receivables Performance—Delinquency and Loss Experience” in this prospectus supplement. Increases in delinquencies and charge-offs could continue, particularly if conditions in the general economy further deteriorate.

If the amount of charged-off receivables and any uncovered dilution allocated to your series exceeds the amount of funds available to reimburse those amounts, you may not receive the full amount of principal and interest due to you. See “Description of Series Provisions—Investor Charge-Offs” in this prospectus supplement and “The Servicer—Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus.

Receivables Performance
     The tables below contain performance information for the receivables in the trust portfolio for each of the periods shown. The composition of the trust portfolio is expected to change over time. The future performance of the receivables in the trust portfolio may be different from the historical performance set forth below.
     All data set forth in the tables below is reported on a collected basis, except that data for some acquired portfolios is reported on a billed basis for the period before the bank acquired them. Average principal receivables outstanding is the average of the principal receivables balances at the beginning of each month in the period indicated. Fees include late fees and return check fees.
Delinquency and Loss Experience
     The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the trust portfolio for each of the dates or periods shown. The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio. The current deep economic recession and rising unemployment have contributed to significant increases in net losses and delinquencies for 2008 and the first six months of 2009 compared to 2007. We expect that net losses and delinquencies will continue to correlate with declines in the general economy and increases in unemployment. Increases in net losses and delinquencies could continue, particularly if conditions in the general economy further deteriorate.
     We cannot assure you that the future delinquency and loss experience for the receivables will be similar to the historical experience set forth below.
Receivables Delinquency Experience
Trust Portfolio
(Dollars in Thousands)

	June 30,		December 31,
	2009		2008		2007		2006		2005		2004
		Percentage		Percentage		Percentage		Percentage		Percentage		Percentage
		of Total		of Total		of Total		of Total		of Total		of Total
	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal
	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables

Receivables Outstanding	$3,146,336		$3,468,602		$3,403,175		$3,516,744		$3,203,950		$3,112,176
Receivables Delinquent:
31-60 Days	58,496	1.86%	63,777	1.84%	56,481	1.66%	51,238	1.46%	50,970	1.59%	49,606	1.59%
61-90 Days	41,617	1.32%	44,775	1.29%	38,161	1.12%	33,562	0.95%	30,860	0.96%	31,114	1.00%
91-120 Days	31,224	0.99%	36,346	1.05%	30,363	0.89%	27,412	0.78%	23,967	0.75%	25,013	0.80%
121-150 Days	29,861	0.95%	32,257	0.93%	25,507	0.75%	23,802	0.68%	19,301	0.60%	21,608	0.69%
151 or More Days	27,765	0.88%	28,005	0.81%	22,134	0.65%	20,115	0.57%	16,635	0.52%	18,804	0.60%

Total (1)	$188,963	6.01%	$205,160	5.91%	$172,646	5.07%	$156,129	4.44%	$141,733	4.42%	$146,145	4.70%

(1)	Dollar amounts and percentages may not add up to the total or to 100%, respectively, due to rounding.

Account Delinquency Experience
Trust Portfolio

	June 30,		December 31,
	2009		2008		2007		2006		2005		2004
		Percentage		Percentage		Percentage		Percentage		Percentage		Percentage
		of Total		of Total		of Total		of Total		of Total		of Total
	Total Active	Active	Total Active	Active	Total Active	Active	Total Active	Active	Total Active	Active	Total Active	Active
	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts	Accounts

Total Active Accounts(1)	8,673,333		9,935,664		10,297,868		11,247,868		10,544,946		10,627,146
Accounts Delinquent: (1)
31-60 Days	137,372	1.58%	152,671	1.54%	157,711	1.53%	155,538	1.38%	156,776	1.49%	156,150	1.47%
61-90 Days	90,705	1.05%	97,272	0.98%	93,875	0.91%	88,777	0.79%	87,089	0.83%	88,521	0.83%
91-120 Days	64,614	0.74%	78,257	0.79%	75,925	0.74%	70,238	0.62%	66,535	0.63%	70,093	0.66%
121-150 Days	57,858	0.67%	70,064	0.71%	62,980	0.61%	60,407	0.54%	53,312	0.51%	59,050	0.56%
151 or More Days	54,793	0.63%	60,355	0.61%	53,406	0.52%	50,741	0.45%	45,238	0.43%	51,115	0.48%

Total (2)	405,342	4.67%	458,619	4.62%	443,897	4.31%	425,701	3.78%	408,950	3.88%	424,929	4.00%

(1)	Excludes Zero Balance Accounts

(2)	Dollar amounts and percentages may not add up to the total or to 100%, respectively, due to rounding.
Loss Experience
Trust Portfolio
(Dollars in Thousands)

	Six Months
	Ended June 30,	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Average Receivables Outstanding	$3,206,078	$3,167,084	$3,266,139	$3,050,272	$2,892,769	$2,664,932
Gross Charge Offs (1)	192,896	300,405	252,426	205,667	254,449	247,420
Recoveries (2)	39,740	86,039	77,017	64,958	65,104	59,525
Net Charge Offs (3)	153,156	214,366	175,409	140,709	189,345	187,895
Net Charge-Offs as a percentage of Average Receivables Outstanding (annualized)	9.55%	6.77%	5.37%	4.61%	6.55%	7.05%

(1)	Gross Charge Offs includes gross charge offs of principal receivables.

(2)	Recoveries includes recoveries of principal and finance charge receivables and fees.

(3)	Net Charge Offs equal Gross Charge Offs minus Recoveries.

Revenue Experience
     The gross revenues from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table. The figures reflected in the following table represent balances before deductions for charge-offs, returned merchandise, and customer disputes or other expenses and reductions due to fraud.
Revenue Experience
Trust Portfolio
(Dollars in Thousands)

	Six Months
	Ended
	June 30,	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Average Receivables Outstanding	$3,206,078	$3,167,084	$3,266,139	$3,050,272	$2,892,769	$2,664,932
Total Finance Charges and Fees	447,025	863,496	892,084	818,928	728,142	670,096
Total Finance Charges and Fees as a percentage of Average Receivables Outstanding (annualized)	27.89%	27.26%	27.31%	26.85%	25.17%	25.14%
The Trust Portfolio
     The receivables to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. A description of the bank’s credit card business is contained in the accompanying prospectus under the heading “Sponsor — Private Label Credit Card Activities.”
     As of the end of the day on June 30, 2009:
•	The receivables in the trust portfolio included $3,146,335,549 of principal receivables and $113,629,411 of finance charge receivables.

•	The accounts designated for the trust portfolio had an average principal receivables balance per active account of $372 and an average credit limit of $1,013.

•	The percentage of the aggregate principal receivables balance to the aggregate total credit limit was 6.8%.

•	The average age of the accounts was approximately 43 months.

•	The percentage of the accounts in the trust portfolio for which cardholders made minimum payments as of their respective latest statement date, in each case based on the prior month statement minimum payment, was 13.45%.

•	The percentage of the accounts in the trust portfolio for which cardholders made full payments as of their respective latest statement date, in each case based on the prior month statement outstanding balance, was 13.19%.
     The following tables summarize the trust portfolio by various criteria as of the end of business on June 30, 2009. Please note that percentages presented in the tables in this section may not add to 100.00% due to rounding. For purposes of the tables below, “Number of Accounts” refers to all trust accounts, including any accounts that are inactive accounts and zero-balance accounts, which in some cases may be closed accounts that have not yet been removed from the originator’s computer system and from the trust portfolio. Because the future composition of the trust portfolio will change over time, these tables are not indicative of the composition of the trust portfolio at any subsequent time.

     The table immediately below sets forth the number of fixed and floating rate credit cards and the associated principal amounts contained in the trust portfolio as of June 30, 2009.
     Our variable rate credit cards represent APRs indexed to a benchmark rate plus various spread levels. In many cases, this effective APR is subject to a minimum rate. Total Variable represents those effective APRs that are not subject to a minimum rate as of June 30, 2009. All of our variable rate credit cards are subject to a maximum rate.
Distribution of Trust Portfolio
by Fixed/Floating APR
(Dollars in Thousands; Accounts in Thousands)

				Percentage of
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivables
	Accounts	Accounts	Outstanding	Outstanding
Total Fixed(1)	14,773	30.82%	$678,849	21.58%
Total Variable with Floor	29,962	62.50%	$2,317,319	73.65%
Total Variable	3,204	6.68%	$150,167	4.77%

Total	47,939	100.00%	$3,146,335	100.00%

(1)	In the majority of instances, the annual fixed finance charge rate is currently 22.80%.
Composition by Retailer Type
Trust Portfolio(1)

Percentage of Principal
Receivables
Retailer Type	Outstanding
Soft goods	74.15%
Furniture	19.03%
Jewelry	2.50%
Other	4.32%

(1)	The credit card programs, or group of credit card programs for affiliated companies of the Limited Brands, including each of its affiliates as of June 30, 2009, accounted for approximately 22% of the principal receivables in the trust portfolio. The group of credit card programs for affiliated companies of Redcats USA, Inc. (formerly Brylane), including each of its affiliates as of June 30, 2009, accounted for approximately 11% of the principal receivables in the trust portfolio. As of that date there were 26 other active credit card programs included in the trust portfolio.
Composition by Account Balance
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Account Balance Range	Accounts	Accounts	Outstanding	Outstanding
Credit Balance	230,046	0.48%	$(7,876,494)	(0.25)%
No Balance	39,266,020	81.91%	—	0.00%
$0.01 - $50.00	1,449,841	3.02%	41,571,617	1.32%
$50.01 - $100.00	1,398,114	2.92%	101,941,765	3.24%
$100.01 - $150.00	942,225	1.97%	115,293,156	3.66%
$150.01 - $250.00	1,252,402	2.61%	242,295,212	7.70%
$250.01 - $350.00	770,548	1.61%	225,604,733	7.17%
$350.01 - $500.00	748,099	1.56%	312,824,843	9.94%
$500.01 - $1,000.00	1,148,917	2.40%	812,740,491	25.83%
$1,000.01 - $1,500.00	389,187	0.81%	477,246,380	15.17%
$1,500.01 or more	343,955	0.72%	824,693,847	26.21%

Total	47,939,354	100.00%	$3,146,335,549	100.00%

Composition by Credit Limit
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Credit Limit Range	Accounts	Accounts	Outstanding	Outstanding
$0	3,580,360	7.47%	$331,536,077	10.54%
$0.01 - $100.00	796,813	1.66%	9,137,796	0.29%
$100.01 - $250.00	2,569,622	5.36%	62,557,287	1.99%
$250.01 - $350.00	1,833,058	3.82%	53,715,822	1.71%
$350.01 - $500.00	5,450,562	11.37%	101,158,956	3.22%
$500.01 - $750.00	7,868,452	16.41%	198,227,012	6.30%
$750.01 - $1,000.00	12,890,114	26.89%	375,123,891	11.92%
$1,000.01 - $1,250.00	3,224,780	6.73%	335,085,037	10.65%
$1,250.01 - $1,500.00	2,732,114	5.70%	313,133,412	9.95%
$1,500.01 - $2,000.00	2,696,786	5.63%	443,086,161	14.08%
$2,000.01 - $2,500.00	1,159,815	2.42%	247,678,966	7.87%
$2,500.01 or more	3,136,878	6.54%	675,895,132	21.48%

Total	47,939,354	100.00%	$3,146,335,549	100.00%

Composition by Account Age
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Age	Accounts	Accounts	Outstanding	Outstanding
Not More than 12 Months	5,144,626	10.73%	$638,247,139	20.29%
Over 12 Months to 24 Months	5,119,654	10.68%	401,957,204	12.78%
Over 24 Months to 36 Months	5,483,898	11.44%	359,224,112	11.42%
Over 36 Months to 48 Months	4,460,825	9.31%	291,088,954	9.25%
Over 48 Months to 60 Months	3,445,899	7.19%	231,796,442	7.37%
Over 60 Months	24,284,452	50.66%	1,224,021,698	38.90%

Total	47,939,354	100.00%	$3,146,335,549	100.00%

     Cardholders whose accounts are designated for the trust portfolio had billing addresses in all 50 states and the District of Columbia except for 0.81% of the principal receivables balance for the trust for which cardholders had billing addresses located outside of the United States or the District of Columbia. Except for the 7 states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total receivables balances as of June 30, 2009.
Composition by Billing Address
Trust Portfolio

		Percentage of
	Percentage of	Principal
	Number of	Receivables
State	Accounts	Outstanding
Texas	8.39%	10.29%
New York	8.30%	7.55%
California	7.72%	7.80%
Ohio	5.43%	5.48%
Florida	5.27%	5.74%
Illinois	5.11%	7.74%
Pennsylvania	4.95%	5.37%
     As described under “The Sponsor — Underwriting Process” in the accompanying prospectus, the bank uses proprietary scoring models developed for the bank for purposes of monitoring obligor credit quality. The bank’s proprietary scoring model is used as a tool in the underwriting process and for making credit decisions. The proprietary scoring model is based on historical data and requires the bank to make various assumptions about future performance. As a result, the bank’s proprietary model is not intended, and should not be relied upon, to forecast actual future performance.
     Information regarding customer performance is factored into these proprietary scoring models to determine the probability of an account becoming 90 or more days past due at any time within the next 12 months. Obligor credit quality is monitored at least monthly during the life of an account. The information in the table below is based on the most recent information available for each account in the trust portfolio. Because the future composition of the trust portfolio will change over time, obligor credit quality as shown in the table below is not indicative of obligor credit quality for the trust portfolio at any subsequent time. In addition, the bank’s assessment of obligor credit quality may change over time depending on the conduct of the cardholder and changes in the proprietary scoring models used by the bank.
Composition by Obligor Credit Quality
Trust Portfolio

Probability of an Account Becoming 90 or More
Days Past Due or Becoming Charged-off	Principal	Percentage of Principal
(within the next 12 months)	Receivables Outstanding	Receivables Outstanding
No Score	$45,534,774	1.45%
12.6% and higher	$752,706,161	23.92%
3.7% - 12.6%	$1,241,518,225	39.46%
1.9% — 3.7%	$700,608,820	22.27%
Lower than 1.9%	$405,967,569	12.90%

Total	$3,146,335,549	100.00%
Static Pool Information
     Static pool information regarding the performance of the receivables in the trust portfolio is provided in Annex II to this prospectus supplement, which forms an integral part of this prospectus supplement. All static pool information regarding the performance of those receivables in Annex II for periods prior to January 1, 2006 will not form a part of this prospectus supplement, the accompanying prospectus or the registration statement relating to the notes. Static pool information for periods prior to January 1, 2006 is not available and cannot be obtained without unreasonable expense or effort.
Maturity Considerations
     Series 2009-B will always be in one of three periods — the revolving period, the controlled accumulation period or the early amortization period. Unless an early amortization event occurs, the Series 2009-B notes will not receive payments of principal until the expected principal payment date for the Series 2009-B notes. The expected principal payment date for the Series 2009-B notes will be the July 2012 distribution date. We expect the issuing entity to have sufficient funds to pay the full principal amount of the Series 2009-B notes on the expected principal payment date. However, if an early amortization event occurs, principal payments for any class may begin prior to the expected principal payment date.
Controlled Accumulation Period
     During the controlled accumulation period, principal allocated to the Series 2009-B noteholders will accumulate in the principal accumulation account in an amount calculated to pay the Series 2009-B notes in full on their expected principal payment date. We expect, but cannot assure you, that the amounts available in the principal accumulation account on the expected principal payment date for the Series 2009-B notes will be sufficient to pay in full the outstanding principal amount of the Series 2009-B notes. If there are not sufficient funds on deposit in the principal accumulation account to pay the Series 2009-B notes in full on their expected principal payment date, an early amortization event will occur and the early amortization period will begin.

Early Amortization Period
     If an early amortization event occurs during either the revolving period or the controlled accumulation period, the early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, on the next distribution date any amount on deposit in the principal accumulation account will be paid:
•	first to Class A noteholders, up to the outstanding principal amount of the Class A notes;

•	second to Class M noteholders, up to the outstanding principal amount of the Class M notes;

•	third to Class B noteholders, up to the outstanding principal amount of the Class B notes; and

•	fourth to Class C noteholders, up to the outstanding principal amount of the Class C notes.
     In addition, if the outstanding principal amount of the notes has not been paid in full, the issuing entity will continue to pay principal in the priority noted above to the noteholders on each distribution date during the early amortization period until the Series 2009-B final maturity date, which is the May 2016 distribution date. No principal will be paid on the Class M notes until the Class A notes have been paid in full and no principal will be paid on the Class B notes until the Class A and Class M notes have been paid in full. Except as described under “Description of Series Provisions — Spread Account,” no principal will be paid on the Class C notes until the Class A, the Class M and Class B notes have been paid in full.
Payment Rates
     The payment rate on the receivables is the most important factor that will determine the size of principal payments during an early amortization period and whether the issuing entity has funds available to repay the notes on the expected principal payment date. The following Cardholder Monthly Payment Rates table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts during any month in the periods shown and the average cardholder monthly payment rates for all months in the periods shown, in each case calculated as a percentage of average total receivables for each month during the periods shown. Payment rates shown in the table are based on amounts that would be deemed payments of principal receivables and finance charge receivables with respect to the accounts.
     Although we have provided historical data concerning the payment rates on the receivables, because of the factors described in the accompanying prospectus under “Risk Factors,” we cannot provide you with any assurance that the levels and timing of payments on receivables in the trust portfolio from time to time will be similar to the historical experience described in the following table or that deposits into the principal accumulation account or the distribution account, as applicable, will be in accordance with the applicable controlled accumulation amount. The servicer may shorten the controlled accumulation period and, in that event, we cannot provide any assurance that there will be sufficient time to accumulate all amounts necessary to pay the outstanding principal amounts of the Series 2009-B notes on the expected principal payment date.

Cardholder Monthly Payment Rates
Trust Portfolio

	Six Months
	Ended
	June 30,	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Lowest Month	15.31%	15.61%	16.09%	16.31%	16.76%	17.16%
Highest Month	17.63%	18.93%	20.24%	20.57%	20.14%	20.54%
Monthly Average	16.22%	16.96%	18.09%	18.51%	18.23%	18.56%
     We cannot assure you that the cardholder monthly payment rates in the future will be similar to the historical experience set forth above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.
Reduced Principal Allocations
     We may request a reduction to the allocation percentage used to determine your series’ share of principal collections. However, the reduction will only be permitted upon satisfying the following conditions:
•	written notice delivered to the indenture trustee and the servicer;

•	the Rating Agency Condition is satisfied; and

•	we certify that in our reasonable belief, the reduction will not cause an early amortization event with respect to Series 2009-B.
Description of Series Provisions
     We have summarized the material terms of the Series 2009-B notes below and under “Description of the Notes” in the accompanying prospectus.
General
     The Class A notes, the Class M notes, the Class B notes and the Class C notes comprise the Series 2009-B notes and will be issued under the indenture, as supplemented by the Series 2009-B indenture supplement, in each case between the issuing entity and the indenture trustee.
     The Series 2009-B notes will be issued in minimum denominations of $1,000 and, in the case of the Class A notes, integral multiples of $1,000 in excess thereof, and in the case of the Class M, B and C notes, integral multiples of $1 in excess thereof. The Series 2009-B notes will be available in book-entry form, registered in the name of Cede & Co., as nominee of DTC, except for the Class M, Class B and Class C notes purchased by affiliates of the depositor, which will be represented by definitive notes. See “Description of the Notes — General,” “ — Book-Entry Registration” and “— Definitive Notes” in the accompanying prospectus. Payments of interest and principal will be made on each distribution date on which those amounts are due to the noteholders in whose names the Series 2009-B notes were registered on the related record date, which will be the last day of the monthly period preceding that distribution date.
Collateral Amount
     The Series 2009-B notes are secured by collateral consisting of an interest in the receivables. At any time, the amount of the collateral for the Series 2009-B notes, which we call the collateral amount, is calculated as follows:
•	the initial collateral amount of the Series 2009-B notes, minus

•	all previous principal payments made on your series (other than principal payments made from funds on deposit in a spread account maintained for the benefit of the Class C notes) and the balance held in the principal accumulation account for such payments, minus

•	all unreimbursed reductions to the collateral amount as a result of defaulted receivables or uncovered dilution allocated to your series or reallocations of principal collections to cover interest or the servicing fee for your series.
     The collateral amount cannot be less than zero.
Allocation Percentages
     The servicer will allocate among your series, other series of notes issued and outstanding, outstanding series of investor certificates issued by World Financial Network Credit Card Master Trust and our unpledged interest in the trust the following items: collections of finance charge receivables and principal receivables; defaulted receivables; and any dilution amounts that are not offset by our interest in the trust or reimbursed by us. On any day, the allocation percentage for your series will be the percentage equivalent — which may not exceed 100% — of a fraction:
•	the numerator of which is:
•	for purposes of allocating finance charge collections and defaulted receivables at all times and principal collections during the revolving period, equal to the collateral amount as measured at the end of the prior monthly period (or, in the case of the month during which the closing date occurs, on the closing date) after taking into account any deposits to be made to the principal accumulation account and any reductions to be made to the collateral amount on account of principal payments on the distribution date for the current monthly period; and

•	for purposes of allocating principal collections during the controlled accumulation period and the early amortization period, equal to the collateral amount as of the end of the revolving period unless the numerator is reset as described below; and
•	the denominator of which is the greater of:
•	the total amount of principal receivables in the trust measured as of a specified date; and

•	the sum of the numerators used to calculate the applicable allocation percentages for all series of notes or investor certificates outstanding as of the date of determination.
     As discussed in “Maturity Considerations — Reduced Principal Allocations” in this prospectus supplement, we may, by written notice delivered to the indenture trustee and the servicer, designate a reduced numerator for allocating principal collections to your series.
     The denominator referred to above will initially be set as of the closing date. The denominator will be reset for purposes of allocating principal collections, finance charge collections and defaulted receivables at all times as follows:
•	at the end of each monthly period;

•	on each date on which supplemental accounts are added to the trust;

•	on each date on which accounts are removed from the trust in an aggregate amount approximately equal to the collateral amount of any series that has been paid in full;

•	on each date on which there is an increase in the outstanding balance of any variable interest issued by the trust; and

•	on each date on which a new series of notes, or a class of notes relating to a multiple issuance series, is issued.
Interest Payments
     Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date.
     Each of the Class A, Class M, Class B and Class C notes will accrue interest during each interest period based on the outstanding principal amount of such class as of the last day of the monthly period preceding the related distribution date (or in the case of the initial distribution date, as of the closing date) at a rate equal to the per annum rate specified below:

Class A	3.79%
Class M	0.00%
Class B	0.00%
Class C	0.00%
     Interest on the Series 2009-B notes will be calculated based on a 360-day year of twelve 30-day months.
     If the issuing entity does not pay interest as calculated above to any class when due on a distribution date, the amount not paid will be due on the next distribution date, together with interest on the overdue amount of regular monthly interest at 2% plus the interest rate payable on the notes for the applicable class.
Principal Payments
     During the revolving period, no principal payments will be made on your notes. During the controlled accumulation period and the early amortization period, deposits to the principal accumulation account and principal payments on the Series 2009-B notes will be made on each distribution date from the following sources:
(a)	principal collections allocated to your series based on your allocation percentage and retained in the collection account during the prior monthly period, less any amounts required to be reallocated to cover interest payments on the Class A, Class M and Class B notes or servicing fee payments; plus

(b)	any finance charge collections or other amounts required to be treated as principal collections in order to cover the share of defaulted receivables and uncovered dilution amounts allocated to your series or to reinstate prior reductions to the collateral amount; plus

(c)	any principal collections from other series that are shared with your series.
Controlled Accumulation Period
     The controlled accumulation period is scheduled to commence on July 1, 2011. However, the servicer may extend the revolving period and postpone the controlled accumulation period, subject to the conditions described under “Description of the Notes — Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus. The servicer may postpone the controlled accumulation period only if the number of months needed to fund the principal accumulation account to pay the Class A, Class M, Class B and Class C notes on the expected principal payment date is less than 12 months. In no event will the servicer postpone the beginning of the controlled accumulation period to later than June 1, 2012.

     The controlled accumulation period may also be suspended, subject to the conditions described under “Description of the Notes — Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus.
     On each distribution date relating to the controlled accumulation period prior to the expected principal payment date, the indenture trustee will deposit in the principal accumulation account an amount equal to the least of:
(1)	funds available for this purpose for your series with respect to that distribution date;

(2)	$41,666,667 or, if the commencement of the controlled accumulation is postponed, any higher deposit amount as the servicer may determine is necessary to fully fund the principal accumulation account, plus any amounts required to be deposited to the principal accumulation account on prior distribution dates that have not yet been deposited;

(3)	an amount equal to the outstanding principal amount of the Series 2009-B notes, minus the amount on deposit in the principal accumulation account prior to any deposits on that date; and

(4)	the collateral amount.
     If the early amortization period has not commenced, on the expected principal payment date for the Series 2009-B notes, amounts in the principal accumulation account will be paid first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.
     During the controlled accumulation period, the portion of funds available but not required to be deposited in the principal accumulation account on a distribution date will be made available to investors in other series as shared principal collections.
Early Amortization Period
     On each distribution date relating to the early amortization period, the Class A noteholders will be entitled to receive funds available for principal payments for Series 2009-B for the related monthly period in an amount up to the outstanding principal amount of the Class A notes.
     After payment in full of the outstanding principal amount of the Class A notes, the Class M noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2009-B for the related monthly period in an amount up to the outstanding principal amount of the Class M notes.
     After payment in full of the outstanding principal amount of the Class A notes and the Class M notes, the Class B noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2009-B for the related monthly period in an amount up to the outstanding principal amount of the Class B notes.
     After payment in full of the outstanding principal amount of the Class A notes, the Class M notes and the Class B notes, the Class C noteholders will be entitled to receive on each distribution date relating to the early amortization period, the remaining available funds for Series 2009-B for the related monthly period in an amount up to the outstanding principal amount of the Class C notes.
     See “ — Early Amortization Events” below for a discussion of events that might lead to the commencement of the early amortization period.

Subordination
     The Class M notes are subordinated to the Class A notes. The Class B notes are subordinated to the Class A notes and the Class M notes. The Class C notes are subordinated to the Class A notes, the Class M notes and the Class B notes. Interest payments will be made on the Class A notes prior to being made on the Class M notes, the Class B notes and the Class C notes. Interest payments will be made on the Class M notes prior to being made on the Class B notes and the Class C notes. Interest payments will be made on the Class B notes prior to being made on the Class C notes.
     Principal payments on the Class M notes will not begin until the Class A notes have been paid in full. Principal payments on the Class B notes will not begin until the Class A notes and the Class M notes have been paid in full. Except as described under “Description of Series Provisions — Spread Account,” principal payments on the Class C notes will not begin until the Class A notes, the Class M notes and the Class B notes have been paid in full.
     The collateral amount for your series will be reduced as the collateral is applied for the benefit of your series, for instance as principal payments are made on your series (other than principal payments made from funds on deposit in the spread account maintained for the benefit of the Class C notes). In addition, the collateral amount can be applied for the benefit of your series in two other ways:
•	by reallocating principal collections to make Class A, Class M and Class B interest payments and to pay the servicing fee for your series, when finance charge collections are not sufficient to make these payments; and

•	to absorb your series’ share of defaulted receivables and any uncovered dilution amounts, when finance charge collections are not sufficient to cover these amounts.
     If the total amount of these latter two types of reductions exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class B and Class C notes, then the Class M notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class C, Class B and Class M notes, then the Class A notes may not be repaid in full.
     If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes, third to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.
Application of Finance Charge Collections
     We refer to your series’ share of finance charge collections, including net investment proceeds transferred from the principal accumulation account, amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account) and any available excess finance charge collections from other series, collectively, as finance charge collections. On each distribution date, the servicer will direct the indenture trustee to apply your series’ share of finance charge collections for the prior month in the following order:
(1)	to pay interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(2)	to pay interest on the Class M notes, including any overdue interest and additional interest on the overdue interest;

(3)	to pay interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(4)	to pay the servicing fee for your series for the prior monthly period and any overdue servicing fee (to the extent not retained by the servicer during the month);

(5)	to pay interest on the Class C notes, including any overdue interest and additional interest on the overdue interest;

(6)	an amount equal to your series’ share of the defaulted receivables and uncovered dilution, if any, for the related monthly period, will be treated as principal collections for the prior monthly period;

(7)	an amount equal to any previously unreimbursed reductions to the collateral amount on account of defaulted receivables, uncovered dilution or reallocations of principal collections will be treated as principal collections for the prior monthly period;

(8)	an amount equal to the excess, if any, of the required cash collateral amount over the amount then on deposit in the cash collateral account will be deposited into the cash collateral account;

(9)	on and after the reserve account funding date, an amount equal to the excess, if any, of the required reserve account amount over the amount then on deposit in the reserve account will be deposited into the reserve account;

(10)	an amount equal to the excess, if any, of the required spread account amount over the amount then on deposit in the spread account will be deposited into the spread account;

(11)	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

(12)	all remaining amounts will constitute excess finance charge collections and will be available to cover any shortfalls in finance charge collections for other outstanding series in group one and the remaining amount will be paid to us or our assigns.
Reallocation of Principal Collections
     If your series’ share of finance charge collections plus any draw made on the cash collateral account are not sufficient to pay the aggregate amount of interest on the Class A, Class M and Class B notes and the servicing fee for your series, then principal collections will be reallocated to cover these amounts. Any reallocation of principal collections is a use of the collateral for your notes. Consequently, these uses will reduce the remaining collateral amount by a corresponding amount. The amount of principal collections that will be reallocated on any distribution date will not exceed the sum of:
•	the lower of:
•	the excess of the amounts needed to pay current, overdue and additional interest on the Class A notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts; and

•	the greater of (1)(a) 21.0% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and (2) zero; plus
•	the lower of:
•	the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class M notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts;

•	and the greater of (1)(a) 17.25% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A notes on the then-current distribution date and (2) zero; plus
•	the lower of:
•	the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class B notes and the current and past due servicing fee for your series over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account and from the spread account that are available to cover these amounts; and

•	the greater of (1)(a) 12.5% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A and Class M notes on the then-current distribution date and (2) zero.
Investor Charge-Offs
     For each charged-off account, the servicer will allocate a portion of the defaulted receivables in that account to your series in an amount equal to your series’ allocation percentage on the date the account is charged-off, multiplied by the amount of principal receivables in the charged-off account on that date. The allocation percentage is described under “ — Allocation Percentages” above. The defaulted receivables allocated to your series for any monthly period will equal the sum of all such amounts allocated to your series during that monthly period.
     Dilution will also be allocated to your series in the circumstances described in “The Servicer — Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus. If dilution is allocated among series for any monthly period, your series’ share of dilution will equal:
(1)	dilution to be allocated to all series for that monthly period, times

(2)	a fraction,
•	the numerator of which is your series’ allocation percentage for purposes of allocating finance charge collections for that monthly period, as described under “ — Allocation Percentages” above, and

•	the denominator of which is the sum of the allocation percentages used by all outstanding series for purposes of allocating finance charge collections;
provided that, if the allocation percentage for finance charge collections has been reset during that monthly period, the fraction described in clause (2) above will be calculated on a weighted average basis for that monthly period.
     On each distribution date, if the sum of the defaulted receivables and any remaining uncovered dilution allocated to your series is greater than finance charge collections used to cover those amounts, then the collateral amount will be reduced by the amount of the excess. Any reductions in the collateral amount on account of defaulted receivables and uncovered dilution will be reinstated to the extent that finance charge collections are available for that purpose on any subsequent distribution date.

Sharing Provisions
     Your series is in group one for purposes of sharing excess finance charge collections. Your series will share excess finance charge collections with other series of notes in group one and other series of investor certificates in group one for World Financial Network Credit Card Master Trust. See “Description of the Notes — Shared Excess Finance Charge Collections” in the accompanying prospectus.
     Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series if your series is in an early amortization period. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.
Principal Accumulation Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the principal accumulation account. During the controlled accumulation period, the indenture trustee at the direction of the servicer will make deposits to the principal accumulation account as described above under “ — Principal Payments” in this prospectus supplement.
     Funds on deposit in the principal accumulation account will be invested to the following distribution date by the indenture trustee at the direction of the servicer in highly rated liquid investments that meet the criteria described in the indenture supplement. Investment earnings, net of investment losses and expenses, on funds on deposit in the principal accumulation account will be deposited in the collection account and treated as finance charge collections available to your series for the related transfer date. If, for any distribution date on or prior to the expected principal payment date for the Series 2009-B notes, these net investment earnings are less than the sum of:
(a)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account, up to the outstanding principal amount of the Class A notes, and the denominator of which is equal to the outstanding principal amount of the Class A notes, in each case on the record date immediately preceding that distribution date and (2) the Class A monthly interest payment, plus

(b)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes, up to the outstanding principal amount of the Class M notes, in each case on the record date immediately preceding that distribution date and the denominator of which is equal to the outstanding principal amount of the Class M notes, on the record date immediately preceding that distribution date and (2) the Class M monthly interest payment, plus

(c)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes and the Class M notes, up to the outstanding principal amount of the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class B notes, on the record date immediately preceding that distribution date and (2) the Class B monthly interest payment, plus

(d)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes, the Class M notes and the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class C notes, on the record date immediately preceding that distribution date and (2) the Class C monthly interest payment;
then the indenture trustee will withdraw the shortfall, to the extent required and available, from the reserve account and deposit it in the collection account for use as finance charge collections that are available to your series.

Cash Collateral Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the cash collateral account. We will deposit $20,000,000 into the cash collateral account, which amount represents 4.0% of the collateral amount on the closing date. The interest of the Class M noteholders in the cash collateral account will be subordinated to the interests of the Class A noteholders, and the interest of the Class B noteholders in the cash collateral account will be subordinated to the interests of the Class A and Class M noteholders, in each case as described in this prospectus supplement. The interest of the Class C noteholders in the cash collateral account will be subordinated to the interests of the Class A, Class M and Class B noteholders.
     On each distribution date prior to the termination of the cash collateral account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the cash collateral account to the extent the amount on deposit in the cash collateral account is less than the required cash collateral account amount.
     All amounts on deposit in the cash collateral account will be invested by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be treated as collections of finance charge receivables. For purposes of determining the availability of funds or the balance of the cash collateral account, all investment earnings will be deemed not to be available or on deposit.
     On the day before each distribution date — which we call a transfer date — the servicer will calculate the required draw amount and the required cash collateral amount for the related distribution date.
Required Draw Amount
     The required draw amount will equal the shortfall, if any, in the amount of finance charge collections available to cover the interest payable on the notes, servicing fees that are then due and your series share of defaulted receivables and any uncovered dilution. See “ — Application of Finance Charge Collections.”
     If the required draw amount is greater than zero, the indenture trustee will withdraw the required draw amount (to the extent available) from the cash collateral account and use the funds to cover the shortfall.
Required Cash Collateral Amount
     The required cash collateral amount will equal the greater of:
•	4.0% of the collateral amount, after taking into account deposits to the principal accumulation account on the related transfer date and payments to be made on the related distribution date; and

•	for any transfer date occurring on or after the commencement of the early amortization period, an amount equal to 4.0% of the collateral amount as of the close of business on the last day of the revolving period.
     However, the required cash collateral amount will never exceed the aggregate outstanding principal amount of the notes less any amounts on deposit in the principal accumulation account, each as of the last day of the monthly period preceding that transfer date after taking into account deposits into the principal accumulation account on that transfer date and the payments to be made on the related distribution date. Also, we may designate a lesser required cash collateral amount if the Rating Agency Condition is satisfied.
     If on any transfer date, the amount on deposit in the cash collateral account exceeds the required cash collateral amount, the indenture trustee will withdraw the excess amount from the cash collateral account, and the amount withdrawn will no longer be available as enhancement for your notes.

Reserve Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the reserve account. The reserve account is established to assist with the distribution of interest on the notes during the controlled accumulation period and on the first distribution date with respect to the early amortization period. On each distribution date from and after the reserve account funding date, but prior to the termination of the reserve account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the reserve account to the extent the amount on deposit in the reserve account is less than the required reserve account amount.
     Unless the Rating Agency Condition is satisfied, the reserve account funding date will be a date selected by the servicer that is not later than the distribution date with respect to the monthly period which commences three months prior to the commencement of the controlled accumulation period.
     The required reserve account amount for any distribution date on or after the reserve account funding date will be equal to (a) 0.50% of the outstanding principal amount of the Series 2009-B notes or (b) any other amount designated by us. We may only designate a lesser amount if the Rating Agency Condition is satisfied and we will certify to the indenture trustee that, based on the facts known to the certifying officer at the time, in our reasonable belief, the designation will not cause an early amortization event to occur for Series 2009-B.
     On each distribution date, after giving effect to any deposit to be made to, and any withdrawal to be made from, the reserve account on that distribution date, the indenture trustee will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount, and the amount withdrawn will no longer be available as enhancement for your notes. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.
     All amounts on deposit in the reserve account on any distribution date — after giving effect to any deposits to, or withdrawals from, the reserve account to be made on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be either retained in the reserve account to the extent the amount on deposit is less than the required reserve account amount or deposited in the collection account and treated as finance charge collections available to your series.
     On or before each distribution date with respect to the controlled accumulation period and on or before the first distribution date with respect to the early amortization period, the indenture trustee will withdraw from the reserve account and deposit in the collection account an amount equal to the lesser of:
(1)	the amount then on deposit in the reserve account with respect to that distribution date; and

(2)	the amount of the shortfall described under “—Principal Accumulation Account” above.
     Amounts withdrawn from the reserve account as described in the immediately preceding paragraph on any distribution date will be included as finance charge collections available to your series for that distribution date.
     The reserve account will be terminated upon the earliest to occur of:
(1)	the first distribution date for the early amortization period;

(2)	the expected principal payment date for the Series 2009-B notes; and

(3)	the termination of the trust.

     Immediately prior to the termination of the reserve account, all amounts on deposit in the reserve account, after giving effect to any withdrawal from the reserve account on that date as described above, will be applied to make the payments and deposits described in clauses (1) through (11) under “—Application of Finance Charge Collections,” to the extent such payments or deposits have not been made from your series share of finance charge collections on that date.
Spread Account
     The indenture trustee will establish and maintain as a segregated trust account held as security primarily for the benefit of the Class C noteholders to serve as the spread account. The spread account will be established to assist with the distribution of interest on the Class C notes. On each distribution date prior to the termination of the spread account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the spread account to the extent that the amount on deposit in the spread account is less than the required spread account amount.
     The required spread account amount for any distribution date during the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount. The required spread account amount for any distribution date after the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount as of the last day of the revolving period; provided that after the occurrence of an event of default and acceleration of the Series 2009-B notes, the required spread account amount for any distribution date shall equal the outstanding principal amount of the Series 2009-B notes, after taking into account any payments to be made on that distribution date. Prior to the occurrence of an event of default and acceleration of the Series 2009-B notes, the required spread account amount will never exceed the outstanding principal amount of the Class C notes after taking into account any payments to be made on that distribution date.
     On each distribution date, after giving effect to any deposit to be made to, and any withdrawals to be made from, the spread account on that distribution date, the indenture trustee will withdraw from the spread account an amount equal to the excess, if any, of the amount on deposit in the spread account over the required spread account amount, and the amount withdrawn will no longer be available as enhancement for the Class C notes. Any amounts withdrawn from the spread account and distributed to us or our assigns will not be available for distribution to the noteholders.
     All amounts on deposit in the spread account on any distribution date — after giving effect to any deposits to, or withdrawals from, the spread account on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on those investments will be either retained in the spread account to the extent the amount on deposit is less that the required spread account amount or deposited in the collection account and treated as finance charge collections available to your series.
Spread Account Distributions
     On or before each distribution date, the indenture trustee will withdraw from the spread account and deposit in the distribution account for payment to the Class C noteholders an amount equal to the lesser of:
(1)	the amount then on deposit in the spread account with respect to that distribution date; and

(2)	the shortfall, if any, in the amount of finance charge collections and amounts withdrawn from the cash collateral account that are available to cover the interest payable on the Class C notes.
     Unless an early amortization event occurs, the indenture trustee will withdraw from the spread account and deposit in the collection account for distribution to the Class C noteholders on the expected principal payment date for the Class C notes an amount equal to the lesser of:

(1)	the amount on deposit in the spread account after application of any amounts as set forth in the immediately preceding paragraph; and

(2)	the outstanding principal amount of the Class C notes after the application of any amounts on that distribution date.
     Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the second preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid in full.
     In addition, on any day after the occurrence of an event of default with respect to Series 2009-B and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.
Paired Series
     Your series may be paired with one or more other series issued at a later time once the controlled accumulation period for your series begins. We call each of these later issued series a paired series. See “Description of the Notes — Paired Series” in the accompanying prospectus. The issuance of the paired series will be subject to the conditions described under “Description of the Notes — New Issuances of Notes” in the accompanying prospectus.
     We cannot guarantee that the terms of any paired series will not have an impact on the calculation of the allocation percentage used to allocate principal collections to your series or the timing or amount of payments received by you as a Series 2009-B noteholder. In particular, the numerator for the allocation percentage used to allocate principal collections to your series may be reduced upon the occurrence of an early amortization event for a paired series. The extent to which the timing or amount of payments received by you may be affected will depend on many factors, only one of which is a change in the calculation of the allocation percentage.
Early Amortization Events
     An early amortization event will occur for the Series 2009-B notes upon the occurrence of any of the following events:
(a)	failure of the depositor (1) to make any payment or deposit on the date required to be made under the pooling and servicing agreement, the collateral series supplement, the transfer and servicing agreement, the indenture or the Series 2009-B indenture supplement within the applicable grace period which shall not exceed 5 business days or (2) to observe or perform in any material respect its other covenants or agreements set forth in the pooling and servicing agreement, the transfer and servicing agreement, the indenture or the Series 2009-B indenture supplement, which failure has a material adverse effect on the Series 2009-B noteholders and which continues unremedied for a period of 60 days after written notice of the failure, requiring the same to be remedied;

(b)	any representation or warranty made by the depositor in the transfer and servicing agreement or the pooling and servicing agreement or any information required to be given by it to identify the accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60 days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the noteholders are materially and adversely affected and continue to be materially and adversely affected for the designated period; except that an early amortization event described in this subparagraph (b) will not occur if we have accepted reassignment of the related receivable or all related receivables, if applicable, within the designated period;

(c)	depositor’s failure to convey receivables in additional accounts or participations to the trust within five business days after the date on which it is required to do so, provided that such failure shall not give rise to an early amortization event if, prior to the date on which such conveyance was required to be completed, depositor causes a reduction in the invested amount of any variable interest to occur, so that, after giving effect to that reduction (i) the Transferor Amount is not less than the Minimum Transferor Amount and (ii) the sum of the aggregate amount of principal receivables plus amounts on deposit in the excess funding account is not less than the required principal balance;

(d)	any servicer default described under “The Servicer — Servicer Default; Successor Servicer” in the accompanying prospectus and as a result of which the interests of the Series 2009-B noteholders are materially and adversely affected;

(e)	the average of the Portfolio Yields for any 3 consecutive monthly periods is less than the average of the Base Rates for the same monthly periods;

(f)	sufficient funds are not available to pay in full the outstanding principal amount of any class of notes on the expected principal payment date;

(g)	specified bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to us or the bank;

(h)	we are unable for any reason to transfer receivables to the trust or the bank is unable to transfer receivables to us;

(i)	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(j)	an event of default for Series 2009-B and an acceleration of the maturity of the Series 2009-B notes occurs under the indenture.
     In the case of any event described in clause (a), (b) or (d) above, an early amortization event will be deemed to have occurred with respect to the notes only if, after any applicable grace period, either the indenture trustee or the Series 2009-B noteholders evidencing interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2009-B notes, by written notice to us and the servicer and, if notice is given by the Series 2009-B noteholders, the indenture trustee, declare that an early amortization event has occurred with respect to the Series 2009-B notes as of the date of the notice.
     In the case of any event described in clause (g), (h) or (i), an early amortization event with respect to all series then outstanding, and in the case of any event described in clause (c), (e), (f) or (j) an early amortization event with respect to only the Series 2009-B notes, will occur without any notice or other action on the part of the indenture trustee or the Series 2009-B noteholders immediately upon the occurrence of the event.
     On the date on which an early amortization event is deemed to have occurred, the early amortization period will begin.
     See “Description of the Notes — Early Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of insolvency, conservatorship or receivership events related to us and the bank.

Events of Default
     The events of default for Series 2009-B, as well as the rights and remedies available to the indenture trustee and the Series 2009-B noteholders when an event of default occurs, are described under “Description of the Notes — Events of Default; Rights Upon Event of Default” in the accompanying prospectus.
     In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2009-B notes automatically will be deemed to be immediately due and payable. If any other event of default for Series 2009-B occurs, the indenture trustee or the holders of a majority of the then-outstanding principal amount of the Series 2009-B notes may declare the Series 2009-B notes to be immediately due and payable. If the Series 2009-B notes are accelerated, you may receive principal prior to the expected principal payment date.
     Proceeds of the sale of receivables after an event of default will be distributed in the following order:
(1)	to the indenture trustee, an amount equal to all amounts owed by the issuing entity to the indenture trustee pursuant to the indenture;

(2)	to the Class A notes, an amount equal to the sum of the outstanding principal amount of the Class A notes and interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(3)	to the Class M notes, an amount equal to the sum of the outstanding principal amount of the Class M notes and interest on the Class M notes, including any overdue interest and additional interest on the overdue interest;

(4)	to the Class B notes, an amount equal to the sum of the outstanding principal amount of the Class B notes and interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(5)	to the Class C notes, an amount equal to the sum of the outstanding principal amount of the Class C notes and interest on the Class C notes, including any overdue interest and additional interest on the overdue interest; and

(6)	to the issuing entity, any remaining amounts.
Servicing Compensation and Payment of Expenses
     The servicing fee rate for your series is 2% per year. Your series’ share of the servicing fee for each monthly period will be equal to one-twelfth of the product of (a) the servicing fee rate and (b) the collateral amount as of the last day of that monthly period. However, the monthly servicing fee allocable to your series for the first monthly period after the closing date will equal the servicing fee rate, multiplied by the number of days during the first monthly period, divided by 360.
Reports to Noteholders
     Monthly reports containing information on the notes and the collateral securing the notes will be filed with the Securities and Exchange Commission. These reports will not be sent to noteholders. See “Where You Can Find More Information” in the accompanying prospectus for information as to how these reports may be accessed. On each determination date, the servicer shall forward to indenture trustee and the paying agent, if any, a monthly report setting forth certain information with respect to the issuing entity, the notes and the collateral certificate including:
(1)	the aggregate amounts for the preceding monthly period with respect to the aggregate amounts of collections, collections with respect to principal receivables and collections with respect to finance charge receivables;

(2)	the aggregate defaulted receivables and recoveries for the preceding monthly period;

(3)	a calculation of the Portfolio Yield and Base Rate for Series 2009-B;

(4)	the aggregate amount of receivables and the balance on deposit in the collection account or any series account applicable to your series with respect to collections processed as of the end of the last day of the preceding monthly period;

(5)	the aggregate amount of dilution from the preceding monthly period;

(6)	the aggregate amount, if any, of withdrawals, drawings or payments under any enhancement with respect to your series required to be made with respect to the previous monthly period; and

(7)	the sum of all amounts payable to the noteholders on the succeeding distribution date in respect of interest and principal payable with respect to the notes.
TALF Considerations
The TALF Program
     Subject to the important considerations described under “Risk Factors—Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes”, on the closing date, the Class A notes will be “eligible collateral” for investors to pledge as collateral for loans borrowed from the FRBNY under TALF. In order to be “eligible collateral” under TALF, the Class A notes and the receivables underlying the Class A notes must satisfy eligibility criteria specified by the FRBNY.
     If you are an investor intending to pledge the notes as collateral for loans borrowed from the FRBNY under TALF, you are encouraged to consult with your financial and legal advisers regarding the program requirements of TALF (including the Master Loan and Security Agreement to be entered into between the FRBNY and primary dealers, and a customer agreement required to be entered into between a primary dealer and each investor, as well as the terms and conditions, frequently asked questions and other supporting material on the FRBNY website) and related legal and economic risks in connection with loans under TALF.
Eligible Collateral Under TALF
     On the Closing Date, the Class A notes will satisfy the TALF eligibility criteria. These criteria include the requirement that:
•	All of the receivables are U.S. dollar-denominated.

•	The receivables are consumer credit card loans.

•	At least 95% of the aggregate principal balance of the receivables are receivables that are both (a) originated by U.S. organized entities or institutions or U.S. branches or agencies of foreign banks and (b) with U.S. domiciled obligors.

•	The aggregate amount of TALF eligible ABS issued by the issuing entity does not exceed the aggregate amount of the issuing entity’s and World Financial Network Master Trust III’s 2009 ABS maturities.

•	The Class A notes will have received the ratings specified in “Summary of Terms” above, and will not have been placed on review or watch for downgrade. The ratings will be obtained without the benefit of any third-party guarantee.

•	The Class A notes will be issued in book-entry form and cleared through the facilities of The Depository Trust Company or “DTC”, in the name of Cede & Co., as nominee of DTC.

•	The Class A notes will be obligations of the issuing entity only, and no payments of principal or interest on the Class A notes will be guaranteed by any third-party.

•	The expected principal payment date of the Class A notes is July 16, 2012 and the average life of the Class A notes is 2.925 years.

•	The Class A notes are not subject to an optional redemption other than a customary clean-up call, as described in “Description of the Notes — Final Payment of Principal” in the accompanying prospectus.
     It is a condition to the issuance of the Class A notes that the following actions will be taken on or prior to the closing date:
•	A nationally recognized certified public accounting firm that is registered with the Public Company Accounting Oversight Board has delivered an accountants’ report to the FRBNY in a form prescribed by the FRBNY within the time frame required by the FRBNY.

•	The bank, as sponsor will execute and deliver an undertaking to the FRBNY, in the most recent form prescribed by the FRBNY, no later than four business days before the closing date, under which the bank will agree to indemnify FRBNY and TALF LLC and their respective affiliates for certain losses.

•	Each of the bank, as sponsor and the issuing entity will execute the “Certification as to TALF Eligibility” in the most recent form prescribed by the FRBNY as of the date of this prospectus supplement, a copy of which is attached to this prospectus supplement as Annex III.

•	The sponsor will submit to the FRBNY the final credit rating letters for the Class A notes from each of Standard & Poor’s and Fitch no later than 10:00 a.m. on the closing date.
     On the closing date, any Class A notes held by the depositor, the sponsor or any affiliate of the depositor or the sponsor will not be eligible collateral under TALF. For purposes of the foregoing determination, an “affiliate” of the depositor or the sponsor means any company that controls, is controlled by, or is under common control with, the depositor or the sponsor, respectively. A person or company controls a company if, among other things, it (1) owns, controls or holds with power to vote 25% or more of a class of voting securities of the company, or (2) consolidates the company for financial reporting purposes.
     Ratings on the Class A notes are expected to be monitored by each rating agency while the Class A notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time. If any rating on the Class A notes is lowered or withdrawn by Standard & Poor’s or Fitch, is assigned a credit rating below the highest investment grade rating category from any other TALF-eligible nationally recognized statistical rating organization or is placed on review or watch for downgrade, then the Class A notes will no longer be eligible collateral for a new TALF loan or TALF loans sought to be assigned after the closing date until, as applicable, the rating is reinstated to the rating specified in “Summary of Terms” or such review or watch for downgrade is removed. Although the Certification as to TALF Eligibility requires the sponsor and the issuing entity to notify the FRBNY and all registered holders of the Class A notes upon a determination that certain statements relating to eligibility have ceased to be correct, neither the sponsor nor the issuing entity is obligated to monitor the continuing accuracy of the characteristics of the receivables set forth above after the closing date or to take actions to cause such ratings to be reinstated or such review or watch to be removed. See “Risk Factors—Loss of TALF eligibility or the lack of availability of a TALF loan may adversely affect your financing options and the liquidity and market value of the Class A notes.”

Underwriting
     Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name:

Principal Amount
Class A Underwriters	of Class A Notes
RBS Securities Inc.	$65,834,000
Wells Fargo Securities, LLC	$65,834,000
Barclays Capital Inc.	$65,833,000
Banc of America Securities LLC	$65,833,000
J.P. Morgan Securities Inc.	$65,833,000
RBC Capital Markets Corporation	$65,833,000

Total	$395,000,000

     Affiliates of the depositor will purchase all of the Class M notes, the Class B notes and the Class C notes. Any notes purchased by such affiliates of the depositor will be purchased directly from the depositor, without underwriter involvement. No underwriters’ discounts and commissions will be paid in connection with the sale of Series 2009-B notes to such affiliates of the depositor. In the underwriting agreement, the underwriters of the Class A notes have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the notes in that class offered by this prospectus supplement if any of the notes in that class are purchased.
     The underwriters of the Class A notes have advised us that they propose initially to offer the notes in that class to the public at the prices set forth in this prospectus supplement, and to dealers chosen by the underwriters at the prices set forth in this prospectus supplement less a concession not in excess of the percentages set forth in the following table. The underwriters of the Class A notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the Class A notes, the public offering prices and the concessions referred to in this paragraph may be changed. Additional offering expenses are estimated to be $1,500,000.

Class A Notes
Concessions	0.2550%
Reallowances	0.1275%
The underwriters will be compensated as set forth in the following table:

	Underwriters’	Amount
	Discounts and	per $1,000	Total
	Commissions	of Principal	Amount
Class A Notes	0.4250%	$4.25	$1,678,750.00
Each underwriter has represented and agreed that:
(a)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the Class A notes in, from or otherwise involving the United Kingdom; and

(b)	it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any Class A notes in circumstances in which section 21(1) of the FSMA does not apply to the transferor or the issuing entity.

     We will indemnify the underwriters against the liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in connection with those liabilities.
     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriters do not have an “overallotment” option to purchase additional notes in the offering, so syndicate sales in excess of the offering size will result in a naked short position. The underwriters must close out any naked short position through syndicate covering transactions in which the underwriters purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction. Over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters represent that the underwriters will engage in any of these transactions or that those transactions, once commenced, will not be discontinued without notice at any time.
     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with us and our affiliates.
Legal Matters
     Certain legal matters relating to the issuance of the Series 2009-B notes will be passed upon for us by Mayer Brown LLP as special counsel for us. Certain legal matters relating to the federal tax consequences of the issuance of the Series 2009-B notes will be passed upon for us by Mayer Brown LLP. Certain legal matters relating to the issuance of the Series 2009-B notes will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

Glossary of Terms for Prospectus Supplement
     “Additional Minimum Transferor Amount” means, an amount calculated as follows:
(1)	as of any date of determination falling in November, December and January of each calendar year,
(a)		2%, times

(b)	(i)	Aggregate Principal Receivables, plus

	(ii)	if on such date of determination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account, and
(2)	for any other date of determination, zero.
     “Base Rate” means, with respect to any monthly period, the annualized percentage (based on a 360-day year of twelve 30-day months, or in the case of the initial monthly period, the actual number of days and a 360-day year) equivalent of a fraction:
•	the numerator of which is the sum of (a) the interest due on the Series 2009-B notes and (b) the monthly servicing fee for your series due from the issuing entity on the following distribution date; and

•	the denominator of which is the collateral amount, plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.
     “Excess Spread Percentage” means, for any monthly period, a percentage equal to the Portfolio Yield for such monthly period, minus the Base Rate for such monthly period.
     “Minimum Transferor Amount” means, as of any date of determination, an amount calculated as follows:

(a)	(i)	Aggregate Principal Receivables plus
	(ii)	if on such date of termination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account	times	(b)	4%, or if less, the highest of the Required Retained Transferor Percentages specified in the prospectus supplement for each series plus
(c)		any Additional Minimum Transferor Amount.
     “Portfolio Yield” means, with respect to any monthly period, the annualized percentage (based on a 360-day year of twelve 30-day months, or in the case of the initial monthly period, the actual number of days and a 360-day year) equivalent of a fraction:
•	the numerator of which is the amount of finance charge collections allocated to your series (including net investment earnings and amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account), but excluding excess financing charge collections allocated to your series), minus the amount of defaulted receivables and uncovered dilution allocated to your series for that monthly period; and

•	the denominator of which is the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

     “Quarterly Excess Spread Percentage” means (a) with respect to the September 2009 distribution date, the Excess Spread Percentage for such distribution date, (b) with respect to the October 2009 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the September 2009 distribution date and (ii) the Excess Spread Percentage with respect to the October 2009 distribution date and the denominator of which is two, (c) with respect to the November 2009 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the September 2009 distribution date (ii) the Excess Spread Percentage with respect to the October 2009 distribution date and (iii) the Excess Spread Percentage with respect to the November 2009 distribution date and the denominator of which is three and (d) with respect to the December 2009 distribution date and each distribution date thereafter, the percentage equivalent of a fraction the numerator of which is the sum of the Excess Spread Percentages determined with respect to such distribution date and the immediately preceding two distribution dates and the denominator of which is three.
     “Rating Agency Condition” means (a) with respect to Series 2002-VFN, Series 2006-A, Series 2008-A, Series 2008-B and Series 2009-A, and any action subject to such condition, that each rating agency shall have notified the issuing entity in writing that such action will not result in a reduction or withdrawal of its rating of any outstanding series or class of notes for which it has been designated as a rating agency in the related indenture supplement; (b) with respect to Series 2009-B and any action subject to such condition, (i) that S&P and DBRS shall have notified the issuing entity in writing that such action will not result in a reduction or withdrawal of their respective ratings of any outstanding class of Series 2009-B notes and (ii) 10 days’ prior written notice (or, if 10 days’ advance notice is impracticable, as much advance notice as is practicable) to Fitch; and (c) with respect to any future series or class of notes, obtaining such approvals or confirmations or providing such notices as may be required by the indenture and any indenture supplement for the related series or class. The definition of “Rating Agency Condition” with respect to any series may be amended in accordance with the terms of the indenture and the related indenture supplement.
     “Required Retained Transferor Percentage” means, for purposes of Series 2009-B, 4%.
     “Specified Transferor Amount” means, for purposes of Series 2009-B, at any time, the Minimum Transferor Amount, at that time.
     “Spread Account Percentage” means, for any distribution date, (i) 0.00% if the Quarterly Excess Spread Percentage on that distribution date is greater than or equal to 6.50%, (ii) 0.50% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.50% and greater than or equal to 6.00%, (iii) 1.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.00% and greater than or equal to 5.50%, (iv) 2.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.50% and greater than or equal to 5.00%, (v) 2.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.00% and greater than or equal to 4.50%, (vi) 3.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.50% and greater than or equal to 4.00%, (vii) 3.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.00% and greater than or equal to 3.00%, (viii) 4.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 3.00% and greater than or equal to 2.50%, and (ix) 4.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 2.50%; provided, that:
(a)	if the Spread Account Percentage for a distribution date is greater than 1.75%, then the Spread Account Percentage will not decrease to a lower percentage until the first subsequent distribution date on which the arithmetic mean of the Quarterly Excess Spread Percentages for that subsequent distribution date and for the two distribution dates immediately prior to such subsequent distribution date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(b)	if the Spread Account Percentage for a distribution date is equal to 1.75%, then the Spread Account Percentage shall not decrease to a lower percentage until the first subsequent Distribution Date on which the arithmetic mean of the Quarterly Excess Spread Percentages for such subsequent Distribution Date and for the Distribution Date immediately prior to such subsequent Distribution Date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(c)	in no event will the Spread Account Percentage decrease by more than one of the levels specified above between any two distribution dates; and

(d)	if any early amortization event occurs with respect to Series 2009-B, the Spread Account Percentage will be 12.50%.

Annex I
Other Series of Securities Issued and Outstanding
     The principal characteristics of the other series of notes issued by the issuing entity and expected to be outstanding on the closing date are set forth in the table below. All of the outstanding series of notes are in group one for sharing excess finance charge collections.
Series 2002-VFN
     The issuing entity has also issued Series 2002-VFN which is a series of variable funding notes, meaning that the aggregate outstanding principal amount of Series 2002-VFN notes may be increased or decreased from time to time subject to a maximum amount. The maximum amount for Series 2002-VFN is currently $1,135,714,286. The maximum amount for Series 2002-VFN may be increased or decreased from time to time, subject to certain conditions, including the mutual agreement of the depositor and the holders of Series 2002-VFN notes. Series 2002-VFN is in an extendable revolving period (unless an early amortization event occurs prior to that date). That revolving period may be extended by mutual agreement of the depositor, the servicer and the holders of Series 2002-VFN notes.

Series 2004-C
Series 2004-C initial collateral amount	$450,000,000
Class A initial principal amount	$355,500,000
Class M initial principal amount	$16,875,000
Class B initial principal amount	$21,375,000
Class C initial principal amount	$56,250,000
Initial cash collateral account balance	$15,750,000
Class A interest rate	LIBOR+ 0.20%
Class M interest rate	LIBOR+ 0.40%
Class B interest rate	LIBOR+ 0.60%
Class C interest rate	not to exceed LIBOR+ 1.25%
Expected principal payment date	September 2011 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2004-C termination date	July 2015 distribution date
Group	One
Series issuance date	September 22, 2004
Required retained transferor percentage for 2004-C	4%

Annex I-1

Series 2006-A
Series 2006-A initial collateral amount	$500,000,000
Class A initial principal amount	$395,000,000
Class M initial principal amount	$18,750,000
Class B initial principal amount	$23,750,000
Class C initial principal amount	$62,500,000
Initial cash collateral account balance	$1,750,000
Class A interest rate	LIBOR+ 0.13%
Class M interest rate	LIBOR+ 0.21%
Class B interest rate	LIBOR+ 0.35%
Class C interest rate	LIBOR+ 0.60%
Class A/M/B/C expected principal payment date	April 2013 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2006-A termination date	February 2017 distribution date
Group	One
Series issuance date	April 17, 2006
Required retained transferor percentage for 2006-A	4%

Series 2008-A
Series 2008-A initial collateral amount
Class A initial principal amount	$57,000,000
Class M initial principal amount	$2,706,000
Class B initial principal amount	$3,427,000
Class C initial principal amount	$9,019,000
Initial cash collateral account balance	$2,886,080
Class A interest rate	LIBOR+ 3.00%
Class M interest rate	LIBOR+ 5.00%
Class B interest rate	LIBOR+ 7.50%
Class C interest rate	11.50%
Class A/M/B/C expected principal payment date	August 2010 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2008-A termination date	June 2014 distribution date
Group	One
Series issuance date	September 12, 2008
Required retained transferor percentage for 2008-A	4%

Annex I-2

Series 2008-B
Series 2008-B initial collateral amount	$152,848,000
Class A initial principal amount	$120,750,000
Class M initial principal amount	$5,732,000
Class B initial principal amount	$7,260,000
Class C initial principal amount	$19,106,000
Initial cash collateral account balance	$6,113,920
Class A interest rate	5.55%
Class M interest rate	7.80%
Class B interest rate	10.00%
Class C interest rate	10.50%
Class A/M/B/C expected principal payment date	December 2009 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2008-B termination date	October 2013 distribution date
Group	One
Series issuance date	September 12, 2008
Required retained transferor percentage for 2008-B	4%

Series 2009-A
Series 2009-A initial collateral amount	$708,860,759
Class A initial principal amount	$560,000,000
Class M initial principal amount	$26,582,278
Class B initial principal amount	$33,670,886
Class C initial principal amount	$88,607,595
Initial cash collateral account balance	$28,354,431
Class A interest rate	4.60%
Class M interest rate	6.00%
Class B interest rate	7.50%
Class C interest rate	9.00%
Class A/M/B/C expected principal payment date	November 2011 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-A termination date	September 2015 distribution date
Group	One
Series issuance date	April 14, 2009
Required retained transferor percentage for 2009-A	4%

Annex I-3

Series 2009-C
Series 2009-C initial collateral amount	$139,240,508
Class A initial principal amount	$110,000,000
Class M initial principal amount	$5,221,519
Class B initial principal amount	$6,613,925
Class C initial principal amount	$17,405,064
Initial cash collateral account balance	$5,569,621
Class A interest rate	2.36%
Class M interest rate	0.00%
Class B interest rate	0.00%
Class C interest rate	0.00%
Class A/M/B/C expected principal payment date	July 2010 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-C termination date	May 2014 distribution date
Group	One
Series issuance date	August 13, 2009
Required retained transferor percentage for 2009-C	4%

Series 2009-D
Series 2009-D initial collateral amount	$310,126,583
Class A initial principal amount	$245,000,000
Class M initial principal amount	$11,629,747
Class B initial principal amount	$14,731,013
Class C initial principal amount	$38,765,823
Initial cash collateral account balance	$12,405,064
Class A interest rate	4.66%
Class M interest rate	0.00%
Class B interest rate	0.00%
Class C interest rate	0.00%
Class A/M/B/C expected principal payment date	July 2013 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2009-D termination date	May 2017 distribution date
Group	One
Series issuance date	August 13, 2009
Required retained transferor percentage for 2009-D	4%

Annex I-4

Annex II
Static Pool Data
Yield
     The following table sets forth the cardholder yield experience for credit card accounts in the trust portfolio for each of the periods shown. Yield is calculated by dividing the total amount of finance charges and fees collected during the related period by the average of the beginning principal balances for the monthly period involved. Finance charges and fees include finance charges, late charges and non-sufficient fund fees. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the yield experience in the future will be similar to the historical experience shown below.

	Six Months	Year Ended	Year Ended	Year Ended
Year of Account	Ended	December 31,	December 31,	December 31,
Origination	June 30, 2009	2008	2007	2006
2009 Originations	9.64%
2008 Originations	23.52%	15.42%
2007 Originations	31.60%	25.62%	15.59%
2006 Originations	30.44%	30.05%	26.28%	15.41%
2005 Originations	20.99%	29.77%	30.18%	25.85%
Prior to 2005 Originations	29.33%	28.94%	29.08%	28.93%
Total Trust Portfolio	27.89%	27.26%	27.31%	26.85%
Principal Payment Rate
     The following table sets forth the cardholder monthly principal payment rate experience on the credit card accounts in the trust portfolio for each of the periods shown. The principal payment rate is calculated by dividing the monthly average principal payments received during the related period by the average of the beginning principal balances for the monthly period involved. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the principal payment rate experience in the future will be similar to the historical experience shown below.

	Six Months	Year Ended	Year Ended	Year Ended
Year of Account	Ended	December 31,	December 31,	December 31,
Origination	June 30, 2009	2008	2007	2006
2009 Originations	26.37%
2008 Originations	16.51%	22.05%
2007 Originations	12.55%	16.19%	23.78%
2006 Originations	11.96%	13.18%	17.01%	24.30%
2005 Originations	12.19%	13.08%	14.42%	17.90%
Prior to 2005 Originations	12.34%	13.00%	13.65%	14.35%
Total Trust Portfolio	13.68%	14.47%	15.39%	16.09%

Annex II-1

Net Charge-off Percentage
     The following table sets forth the net charge-off experience on the credit card accounts in the trust portfolio for each of the periods shown. The net charge-off rate is calculated by dividing the total net charge-offs during the related period by the average of the beginning principal balances for the monthly period involved. Net charge-offs include all principal balances written-off due to being 180 days contractually past due and for accounts that have been written-off due to bankruptcy, decease of the accountholder or due to fraud, less any recoveries of principal and interest on such account balances. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the net charge-off experience in the future will be similar to the historical experience shown below.

	Six Months	Year Ended	Year Ended	Year Ended
Year of Account	Ended	December 31,	December 31,	December 31,
Origination	June 30, 2009	2008	2007	2006
2009 Originations	0.34%
2008 Originations	7.45%	2.09%
2007 Originations	14.20%	8.28%	1.95%
2006 Originations	12.96%	10.85%	7.33%	1.70%
2005 Originations	11.75%	8.91%	8.42%	5.80%
Prior to 2005 Originations	8.68%	5.71%	4.78%	4.81%
Total Trust Portfolio	9.55%	6.77%	5.37%	4.61%
30+ Delinquency
     The following table sets forth the delinquency experience on the credit card accounts in the trust portfolio for each of the periods shown. The delinquency rate is calculated by dividing the delinquent amount by the end of the period receivables outstanding for the applicable period. Delinquent amounts include principal balances only. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the delinquency experience in the future will be similar to the historical experience shown below.

	Six Months	Year Ended	Year Ended	Year Ended
Year of Account	Ended	December 31,	December 31,	December 31,
Origination	June 30, 2009	2008	2007	2006
2009 Originations	1.12%
2008 Originations	6.54%	3.29%
2007 Originations	8.73%	8.30%	3.12%
2006 Originations	8.31%	8.35%	7.18%	2.83%
2005 Originations	7.48%	7.67%	7.01%	6.21%
Prior to 2005 Originations	5.45%	5.35%	4.87%	4.63%
Total Trust Portfolio	6.01%	5.91%	5.07%	4.44%

Annex II-2

Annex III
Certification as to TALF Eligibility
for Non-Mortgage-Backed ABS
August 5, 2009
     The issuing entity and the sponsor (collectively, “we”) hereby certify that:
     1. We have reviewed the terms and conditions of the Term Asset-Backed Securities Loan Facility (“TALF”) provided by the Federal Reserve Bank of New York (“FRBNY”). Terms used below that are defined or explained in such terms and conditions, or in FAQs or other interpretative material issued by the FRBNY, shall have the meanings provided in such terms and conditions, FAQs or other interpretative material (such terms and conditions, FAQs or other interpretative material, the “TALF Rules”).
     2. After due inquiry by our appropriate officers, agents and representatives, we have determined that the securities offered hereby designated as the Class A notes, CUSIP #: 981464 BU3 constitute eligible collateral under TALF. In particular:
•	The securities are U.S. dollar-denominated cash (that is, not synthetic) asset-backed securities (“ABS”) that have (or have been provided on a preliminary basis, expected to be confirmed no later than the closing date) a credit rating in the highest long-term or short-term investment-grade rating category from two or more eligible nationally recognized statistical rating organizations (NRSROs) and do not have (including on a preliminary basis) a credit rating below the highest investment-grade rating category from an eligible NRSRO. Such ratings were obtained without the benefit of any third-party guarantee and are not on review or watch for downgrade.

•	The securities are cleared through The Depository Trust Company.

•	The securities are not subject to an optional redemption other than a customary clean-up call (as defined in the TALF Rules).

•	All or substantially all (defined as at least 95% of the dollar amount) of the credit exposures underlying the securities are exposures that are both (a) originated by U.S.-organized entities or institutions or U.S. branches or agencies of foreign banks and (b) made to U.S.-domiciled obligors. The underlying credit exposures are credit card loans and do not include exposures that are themselves cash ABS or synthetic ABS. The average life of the securities is less than or equal to five years.

•	The securities are being issued to refinance existing credit card ABS, maturing in 2009 and have been issued in amounts no greater than the amount of the maturing ABS.
     3. Pursuant to the TALF Rules, the independent accounting firm that is performing certain procedures for the benefit of the FRBNY in connection with this offering is required, in certain circumstances where fraud or illegal acts are suspected to have occurred, to make reports to the TALF Compliance fraud hotline. We hereby provide our consent to such accounting firm to make such reports and waive any client confidentiality provisions we would otherwise be entitled to under applicable law, rules of accountant professional responsibility or contract.
     4. We understand that purchasers of the securities offered hereby that are affiliates of either the originators of assets that are securitized in this offering or the issuing entity or sponsor of this offering will not be able to use these securities as TALF collateral.
     5. We hereby undertake that, until the maturity of the securities offered hereby, we will issue a press release and notify the FRBNY and all registered holders of the securities if we determine that the statements set forth in Item 2 above were not correct when made or have ceased to be correct. We will issue such press release and make such notification no later than 9:00 a.m. on the fourth business day after we make such determination;

Annex III-1

provided that we undertake to provide same business-day notice of any change in credit rating issued by any major NRSRO (including any change in the final rating compared to a preliminary rating) that occurs after pricing of this offering and on or prior to the closing date. We hereby undertake that we will promptly notify the FRBNY and all registered holders of the securities, in writing, of the occurrence of any early amortization event (as defined in the Master Loan and Security Agreement). Such notice will be delivered to the FRBNY’s custodian at talf@bnymellon.com and to FRBNY at talfreports@ny.frb.org at the same time notice of the early amortization event is given to the trustee. In addition, the documents governing the securities include or, when executed, will include a provision requiring that the issuer notify the FRBNY and all registered holders of such event as contemplated in the preceding sentence, and the issuer will include the material details of any such event in periodic reports, if any, required to be delivered to registered holders pursuant to such documents.
     6. We hereby represent and warrant to the FRBNY and TALF LLC that (i) this prospectus supplement and the accompanying prospectus and (ii) this prospectus supplement and the accompanying prospectus, when taken as a whole together with all information provided by us or on our behalf to any nationally recognized statistical rating organization in connection with this offering, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     7. We acknowledge that the FRBNY and TALF LLC (in accepting the securities offered hereby as collateral), will rely upon this certification and will suffer damages if such certification is incorrect. The sponsor (and, if required by the terms of the form referred to below, the sponsor’s direct or indirect ultimate parent) has executed and delivered to the FRBNY an undertaking, in the form prescribed by the FRBNY, under which the sponsor (and, if applicable, its direct or indirect ultimate parent) has agreed to indemnify FRBNY and TALF LLC and their respective affiliates against losses incurred or suffered by them arising out of any misrepresentation or breach of warranty made or to be performed by us in this certification.
     8. We hereby jointly and severally agree that, should the securities be pledged to the FRBNY under the Master Loan and Security Agreement established under TALF or purchased by TALF LLC and at any time fail to constitute eligible collateral under TALF (provided that, solely for purposes of the foregoing, the only failure to satisfy the ratings eligibility criteria that shall be considered shall be a failure that arises as a result of the final rating on the securities, upon issuance, being lower than the required ratings for TALF eligibility, not any subsequent downgrades) under the TALF Rules as in effect at the time the securities are issued (a “Warranty Breach”), we shall permit (i) the United States Department of the Treasury (“Treasury”) and its agents, consultants, contractors and advisors, (ii) the Special Inspector General of the Troubled Asset Relief Program, and (iii) the Comptroller General of the United States access to personnel and any books, papers, records or other data in our possession, custody or control to the extent relevant to ascertaining the cause and nature of the Warranty Breach, during normal business hours and upon reasonable notice to the Issuing Entity or the Sponsor, as the case may be; provided that prior to disclosing any information pursuant to clause (i), (ii) or (iii), the Treasury, the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States shall have agreed, with respect to documents obtained under this agreement in furtherance of their respective functions, to follow applicable law and regulation (and the applicable customary policies and procedures, including those for inspectors general) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports, as appropriate, and soliciting input from the Sponsor or the Issuing Entity, as applicable, as to information that should be afforded confidentiality. In making this agreement, we understand that Treasury has represented that it has been informed by the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States that they, before making any request for access or information pursuant to their oversight and audit functions, will establish a protocol to avoid, to the extent reasonably possible, duplicative requests. Nothing in this paragraph shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program or the Comptroller General of the United States have under law.

Annex III-2

World Financial Network National Bank		World Financial Network Credit Card Master Note Trust

By:	/s/ Ronald C. Reed Name: Ronald C. Reed	By:	World Financial Network National Bank, as Administrator on behalf of the Issuing Entity
Title: Assistant Treasurer

		By:	/s/ Daniel T. Groomes

Name: Daniel T. Groomes
Title: President

Annex III-3

World Financial Network Credit Card Master Note Trust
Issuing Entity

WFN Credit Company, LLC
Depositor

World Financial Network National Bank
Sponsor and Servicer

Series 2009-B

$395,000,000
Class A Asset Backed Notes

$18,750,000
Class M Asset Backed Notes

$23,750,00
Class B Asset Backed Notes

$62,500,000
Class C Asset Backed Notes

Prospectus Supplement

Underwriters of the Series 2009-B Class A notes

RBS	Wells Fargo Securities

            Barclays Capital
BofA Merrill Lynch
J.P. Morgan
RBC Capital Markets

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, until the date which is 90 days after the date of this prospectus supplement, all dealers selling the notes will deliver a prospectus supplement and prospectus. Such delivery obligation may be satisfied by filing the prospectus supplement and prospectus with the Securities and Exchange Commission.